Exhibit 10.1

AGREEMENT AND PLAN OF MERGER
AND INTERESTS PURCHASE AGREEMENT

among

FORTISSIMO ACQUISITION CORP.,

FAC ACQUISITION SUB CORP.,

PSYOP, INC.,

PSYOP SERVICES, LLC,

JUSTIN BOOTH-CLIBBORN, HEJUNG MARIE HYON, JUSTIN LANE,
KYLIE MATULICK, EBEN MEARS, ROBERT TODD MUELLER, SAMUEL SELINGER,
MARCO SPIER AND CHRISTOPHER STAVES,

and

JUSTIN BOOTH-CLIBBORN, AS STOCKHOLDERS’ REPRESENTATIVE

Dated as of January 15, 2008

i

EXHIBITS

Exhibit A	Contingent Consideration
Exhibit B	Forms of Employment Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Opinion of Counsel to the Company
Exhibit E	Form of Proprietary Rights, Non-Disclosure, Developments, Non- Competition and Non- Solicitation Agreement
Exhibit F	Form of Lock-Up and Trading Restriction Agreement
Exhibit G	Form of Restricted Stock Agreement
Exhibit H	Form of Opinion of Counsel to Parent

SCHEDULES

Schedule I	Stockholders of Psyop, Inc.
Schedule II	Members of Psyop Services, LLC
Schedule 6.06(i)	Allocation Schedule

AGREEMENT AND PLAN OF MERGER
AND INTERESTS PURCHASE AGREEMENT

AGREEMENT AND PLAN OF MERGER AND INTERESTS PURCHASE AGREEMENT, dated as of January 15, 2008 (the “Agreement”), among FORTISSIMO ACQUISITION CORP., a Delaware corporation (“Parent”); FAC ACQUISITION SUB CORP., a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); PSYOP, INC., a New York corporation (the “Company”); PSYOP SERVICES, LLC, dba Blacklist (“Blacklist”); JUSTIN BOOTH-CLIBBORN, HEJUNG MARIE HYON, JUSTIN LANE, KYLIE MATULICK, EBEN MEARS, ROBERT TODD MUELLER, SAMUEL SELINGER, MARCO SPIER AND CHRISTOPHER STAVES (individually, a “Stockholder” and collectively, the “Stockholders”); and JUSTIN BOOTH-CLIBBORN (the “Stockholders’ Representative”) as agent and attorney-in-fact for each Stockholder.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Business Corporation Law of the State of New York (the “BCL”), the parties hereto intend to enter into a business combination transaction;

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the “Subsidiary Merger”) of the Merger Sub with and into the Company in accordance with this Agreement and the BCL with the Company to be the surviving corporation of the Subsidiary Merger (the “Surviving Corporation”), which Subsidiary Merger will be followed, as soon as reasonably practicable, by a merger of the Surviving Corporation with and into Parent (the “Upstream Merger”). It is intended that the Subsidiary Merger and the Upstream Merger (collectively, the “Mergers”) be mutually interdependent, that the effectuation of the Subsidiary Merger be a condition precedent to the Upstream Merger and that the Upstream Merger shall, through the binding commitment evidenced by Section 6.18, be effected as soon as practicable following the Effective Time (as defined below) without further approval, authorization or direction from or by any of the parties hereto;

WHEREAS, the boards of directors of each of Parent, the Company and Merger Sub believe it is advisable, fair to and in the best interests of their respective corporations and their stockholders that the Company and Merger Sub effectuate the Subsidiary Merger and that the Surviving Corporation and Parent effectuate the Upstream Merger, and, in furtherance thereof, have approved the Subsidiary Merger, the Upstream Merger, this Agreement and the transactions contemplated hereby and the board of directors of the Company has determined to recommend that its stockholders adopt this Agreement;

WHEREAS, pursuant to the Subsidiary Merger, the Company Common Stock (as defined below) and the Company Class B Common Stock (as defined below) shall be converted into the right to receive cash and Parent Common Stock (as defined below) in the amounts, on the terms and subject to the conditions set forth herein;

WHEREAS, the members of Blacklist desire to sell, assign and transfer to Parent and Parent desires to purchase from the members of Blacklist (the “Interests Purchase”) all of the membership interests of Blacklist, as are set forth on Schedule II (the “Membership Interests”), in exchange for a cash payment in the amounts, on the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub, the Company, Blacklist and the Stockholders desire to make certain representations and warranties and other agreements in connection with the Mergers and the Interests Purchase;

WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, each Identified Employee (as defined below), concurrently with the execution and delivery of this Agreement, is entering into an employment agreement in the form of Exhibit B hereto (the “Employment Agreement”), dated as of the date of this Agreement, which shall be subject to the consummation of the Subsidiary Merger and shall become effective at the Effective Time (as defined below);

WHEREAS, for United States federal income tax purposes, it is intended that the Subsidiary Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income tax purposes, shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

NOW, THEREFORE, in consideration of the premises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01.    Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Additional Consideration” has the meaning set forth in Section 2.14(b).

“Additional Cash Consideration Amount” means $3,333,333 if Parent calls the Warrants for redemption and means $2,666,666 if Parent does not call the Warrants for redemption.

“Additional Stock Consideration Amount” means $6,666,667 if Parent calls the Warrants for redemption and means $5,333,334 if Parent does not call the Warrants for redemption.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with the first Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocation Schedule” has the meaning set forth in Section 6.06(i).

“Annual Contingent Consideration Period” means each of the three fiscal years ending December 31, 2008, December 31, 2009 and December 31, 2010.

“Assets” means all the properties, assets and contract rights (including, without limitation, cash, cash equivalents, accounts receivable, inventory, equipment, office furniture and furnishings, trade names, trademarks and patents, contracts, agreements, licenses and real estate) of the Company, whether tangible or intangible, real, personal or mixed.

“BCL” has the meaning set forth in the recitals.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), whether or not subject to ERISA, Section 102 Plans, and any other employee benefit plan, policy, arrangement or individual agreement, sponsored, maintained or contributed to by the Company or Blacklist on behalf of any employee, officer, director, stockholder or service provider of the Company or Blacklist (whether current, former or retired) or their beneficiaries or with respect to which the Company or Blacklist has or could reasonably be expected to have any obligation or liability.

“Blacklist” has the meaning set forth in the preamble hereto.

“Blacklist Assets” has the meaning set forth in the Section 6.06(i).

“Blacklist Interests Amount” means $3,800,000.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by law to close.

“Cash Contingent Consideration” has the meaning set forth in Section 2.13(b).

“Cash Escrow Amount” means One Million Fourteen Thousand Eight Dollars ($1,014,008) to be deposited with the Escrow Agent to be held in escrow subject to the terms and conditions of the Escrow Agreement.

“Cash Merger Consideration” means $6,340,079.

“Cash Ratio” means one-third.

“Certificate of Merger” has the meaning set forth in Section 2.01.

“Certificates” has the meaning set forth in Section 2.06(b).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Price” shall be equal to the last quoted bid price of a share of Parent Common Stock on the OTC Bulletin Board on the trading date immediately preceding the Closing Date or the date of other issuances of Parent Common Stock pursuant to the terms of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Financial Statements” has the meaning set forth in Section 3.07(a).

“Company” has the meaning set forth in the preamble hereto.

“Company Capital Stock” means the Company Common Stock and the Company Class B Common Stock, taken together.

“Company Class B Common Stock” has the meaning set forth in Section 3.03.

“Company Common Stock” has the meaning set forth in Section 3.03.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement and forming a part hereof.

“Company Intellectual Property” means all patents (including, without limitation, all U.S. and foreign patents, patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), design rights, trademarks, trade names and service marks (whether or not registered), trade dress, Internet domain names, copyrights (whether or not registered) and any renewal rights therefor, sui generis database rights, statistical models, technology, inventions, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, databases, technical documentation of such software programs, registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that were material to the Company’s business or are currently used in the Company’s business in any product, technology or process (i) currently being or formerly manufactured, published or marketed by the Company or (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by the Company.

“Company Licensed Intellectual Property” has the meaning set forth in Section 3.13(b).

“Company Material Adverse Effect” means any change in or effect on (i) the business of the Company that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company, or (ii) the ability of the Company to perform its obligations under this Agreement and any other Transaction Document to which it is a party or to consummate the Mergers or the other transactions contemplated by this Agreement or any other Transaction Document to which it is a party.

“Company Permits” has the meaning set forth in Section 3.06.

“Company Software Programs” has the meaning set forth in Section 3.13(f).

“Company Subsidiary” has the meaning set forth in Section 3.01(a).

“Competing Transaction” means any of the following involving the Company or Blacklist (other than the transactions contemplated by this Agreement):

(i)  any merger, consolidation, share exchange, business combination or other similar transaction;

(ii)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the Assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the Assets of Blacklist;

(iii)  any Person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act) having been formed that beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting securities of the Company or of Blacklist; or

(iv)  any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Confidentiality Agreement” means the Confidentiality and Non Disclosure Agreement dated June 11, 2007 between Parent and the Company.

“Consolidated Financial Statements” has the meaning set forth in Section 3.07(b).

“Contingent Consideration” has the meaning set forth in Section 2.13(b).

“Contracts” means, with respect to any Person, all agreements, undertakings, contracts, obligations, arrangements, promises, understandings and commitments (whether written or oral and whether express or implied) to which such Person is a party.

“Damages” has the meaning set forth in Section 9.03(a).

“Defaulting Party” has the meaning set forth in Section 10.01(b).

“DGCL” has the meaning set forth in the recitals.

“$” means United States Dollars.

“EBITDA Ratio” means one-half.

“Effective Time” has the meaning set forth in Section 2.01.

“Employment Agreements” means those Employment Agreements with the Identified Employees, executed as part of the transactions contemplated hereby.

“Environmental Law” means any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means a reputable escrow agent to be appointed by Parent, subject to the approval of the Company, which approval shall not unreasonably be withheld.

“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit C to be entered into as of the Closing among Parent, the Stockholders’ Representative and the Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Expenses” means, with respect to any party hereto, all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement, and all other matters related to the transactions contemplated hereby.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date hereof.

“Governmental Actions/Filing” means any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

“Governmental Entity” means any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Material” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Identified Employees” has the meaning set forth in Section 8.02(h).

“indemnified party” has the meaning set forth in Section 9.04.

“indemnifying party” has the meaning set forth in Section 9.04.

“Intellectual Property” means (a) trade secrets, inventions, know-how and processes, (b) patents (including all reissues, divisions, continuations and extensions thereof) and patent applications, (c) trademarks, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications, (d) copyright registrations and copyright applications, and (e) domain names.

“Interests Purchase” has the meaning set forth in the recitals.

“IRS” means the United States Internal Revenue Service.

“Knowledge” and words of similar import mean, with respect to the Company or Blacklist, the actual knowledge, after due inquiry, of Justin Booth-Clibborn, Eben Mears or Sandy Selinger; and, with respect to Parent, the actual knowledge, after due inquiry, of Eli Blatt, Yuval Cohen or Marc Lesnick.

“Law” means any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether asserted or reasonably expected to be asserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) regardless of whether the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

“License Agreement” has the meaning set forth in Section 3.13(b).

“Lien” means any charge, claim, community property interest, condition, easement, covenant, contract, commitment, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal, or other rights of third parties or restriction of any kind, including without limitation any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Lock-Up and Trading Restriction Agreement” has the meaning set forth in Section 8.02(m).

“Material Contract” and “Material Contracts” have the meaning set forth in Section 3.10.

“Maximum EBITDA Contingent Cash” means, with respect to each Annual Contingent Consideration Period, the product of (i) 1.25 and (ii) the Target Contingent Consideration for such Annual Contingent Consideration Period and (iii) the Cash Ratio and (iv) the EBITDA Ratio.

“Maximum EBITDA Contingent Stock” means, with respect to each Annual Contingent Consideration Period, the quotient of (A) the product of (i) 1.25 and (ii) the Target Contingent Consideration for such Annual Contingent Consideration Period and (iii) the Stock Ratio and (iv) the EBITDA Ratio, divided by (B) the Trailing Closing Average Price.

“Maximum Revenue Contingent Cash” means, with respect to each Annual Contingent Consideration Period, the product of (i) 1.25 and (ii) the Target Contingent Consideration for such Annual Contingent Consideration Period and (iii) the Cash Ratio and (iv) the Revenue Ratio.

“Maximum Revenue Contingent Stock” means, with respect to each Annual Contingent Consideration Period, the quotient of (A) the product of (i) 1.25 and (ii) the Target Contingent Consideration for such Annual Contingent Consideration Period and (iii) the Stock Ratio and (iv) the Revenue Ratio, divided by (B) the Trailing Closing Average Price.

“Membership Interests” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.04(a).

“Merger Consideration Allocation Certificate” has the meaning set forth in Section 2.04(f).

“Merger Form 8-K” has the meaning set forth in Section 6.09(a).

“Merger Sub” has the meaning set forth in the preamble hereto.

“Mergers” has the meaning set forth in the recitals.

“NASD” has the meaning set forth in Section 5.25.

“Organizational Documents” has the meaning set forth in Section 3.02.

“OTC BB” has the meaning set forth in Section 5.25.

“Other Filings” has the meaning set forth in Section 6.08(a).

“Parent” has the meaning set forth in the preamble hereto.

“Parent Common Stock” means common stock, par value $0.0001 per share, of Parent.

“Parent Contracts” has the meaning set forth in Section 5.21(a).

“Parent Indemnified Group” has the meaning set forth in Section 9.02(a).

“Parent Material Adverse Effect” means any change in or effect on the business of Parent that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to (i) the business, assets, liabilities, financial condition or results of operations of Parent, or (ii) the ability of Parent to perform its obligations under this Agreement and any other Transaction Document to which it is a party or to consummate the Mergers or the other transactions contemplated by this Agreement or any other Transaction Document to which it is a party.

“Parent SEC Reports” has the meaning set forth in Section 5.09(a).

“Parent Stockholder Approval” has the meaning set forth in Section 6.08(a).

“Parent Stockholders’ Meeting” has the meaning set forth in Section 3.23.

“Parent Subsidiaries” has the meaning set forth in Section 5.01.

“party to be indemnified” has the meaning set forth in Section 9.04.

“Per Share Merger Consideration” means the Merger Consideration divided by the number of shares of capital stock of the Company on a fully diluted basis immediately prior to the Effective Time.

“Person” means an individual, corporation, partnership, private company, limited partnership, limited liability company, limited liability partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

“Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

“Press Release” has the meaning set forth in Section 6.09(a).

“Privacy Laws” has the meaning set forth in Section 3.27.

“Proxy Statement” has the meaning set forth in Section 3.23.

“Record Date” has the meaning set forth in Section 2.11.

“Registrable Shares” has the meaning set forth in Section 6.12.

“Registration Statement” has the meaning set forth in Section 6.12.

“Related Costs” has the meaning set forth in Section 9.02(a).

“Representatives” has the meaning set forth in Section 6.03.

“Restricted Stock Agreements” mean the Restricted Stock Agreements entered into as of the Effective Date between the Parent and each Stockholder pursuant to which a portion of the shares received by each Stockholder as Stock Contingent Consideration are subject to forfeiture if the conditions established in the Restricted Stock Agreement are not satisfied.

“Revenue Ratio” means one-half.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Stockholder” and “Stockholders” have the meaning set forth in the preamble hereto.

“Stockholders’ Representative” has the meaning set forth in the preamble hereto and in Section 2.15(a).

“Stock Contingent Consideration” has the meaning set forth in Section 2.13(a).

“Stock Escrow Amount” means 333,794 shares of Parent Common Stock, which number of shares shall be deposited with the Escrow Agent to be held in escrow, subject to the terms and conditions of the Escrow Agreement.

“Stock Merger Consideration” 3,337,941 shares of Parent Common Stock.

“Stock Ratio” means two-thirds.

“Subsidiary” means, with respect to any Person, any corporation, private company, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests.

“Subsidiary Merger” has the meaning set forth in the recitals and in Section 2.01.

“Surviving Corporation” has the meaning set forth in Section 2.03.

“Target Contingent Consideration” means $4,000,000 with respect to each of the Annual Contingent Consideration Periods ending December 31, 2008 and December 31, 2009 and $3,000,000 for the Annual Contingent Consideration Period ending December 31, 2010.

“Tax” or “Taxes” means (i) any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

“Tax Return” means any return, statement or form (including, without limitation, any estimated tax reports or return, withholding tax reports or return and information report or return) required to be filed with respect to any Taxes.

“Terminating Company Breach” has the meaning set forth in Section 10.01(d).

“Terminating Parent Breach” has the meaning set forth in Section 10.01(e).

“Trailing Closing Average Price” means the average of the closing prices for a share of Parent Common Stock on the OTC BB as reported by Bloomberg L.P., Reuters Group plc, The Thomson Corporation or a similar stock market reporting service as may be reasonably selected by the Parent, for the thirty trading days preceding the date that is two trading days prior to the Closing Date.

“Transaction Documents” means, collectively, this Agreement; the Escrow Agreement; the Employment Agreements; the Proprietary Rights, Non-Disclosure, Developments, Non-Competition and Non-Solicitation Agreements; and the Lock-Up and Trading Restriction Agreements.

“Trust Fund” has the meaning set forth in Section 5.06.

“Upstream Merger” has the meaning set forth in the recitals and in Section 2.18.

“Warrant Expiration Date” means October 10, 2010.

“Warrant Redemption Date” means the date by which all Warrants must be submitted to Parent for redemption upon a call by Parent to redeem the Warrants.

“Warrants” mean each warrant of Parent that entitles the holder to purchase one share of Parent Common Stock at a price of $5.00, and which becomes exercisable on the later of a completion of a business combination by Parent and October 11, 2007, and expires on October 10, 2010.

Section 1.02.   Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules and other attachments to, this Agreement; (c) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (d) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”; (f) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (g) the term “made available” means either actually provided to the other party or posted to the “ftp” Internet site maintained by the Company in connection with the transactions contemplated hereby.

ARTICLE II.

THE MERGERS; CONVERSION OF SECURITIES

Section 2.01.   The Merger; Effective Time of the Merger. Subject to the provisions of this Agreement, Merger Sub will be merged with and into the Company to effect the Subsidiary Merger. A certificate of merger as contemplated by Section 907 of the BCL (the “Certificate of Merger”) shall be duly prepared, executed, and acknowledged by the parties and thereafter the parties shall cause the Certificate of Merger to be filed with the Department of State of the State of New York as soon as practicable on or after the Closing Date (as defined below). The Subsidiary Merger shall become effective upon the acceptance for filing of the Certificate of Merger by the Department of State of the State of New York or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”). Solely for purposes of clarification, Company and the Stockholders’ Representative acknowledge and agree that Parent will have no obligation to make any payment pursuant to this Agreement until the Certificate of Merger has been certified in writing by the Department of State of the State of New York.

Section 2.02.    Closing. The closing of the Subsidiary Merger (the “Closing”) shall take place as soon as practicable but no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VIII (the “Closing Date”), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, NY 10022, unless another date or place is agreed to in writing by the parties hereto.

Section 2.03.    Effect of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. At the Effective Time, (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent (subsequent to the Subsidiary Merger, the Company is sometimes referred to herein as the “Surviving Corporation”); (ii) the Certificate of Incorporation and the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, until thereafter amended as provided by Law and such Certificate of Incorporation or Bylaws; (iii) the Persons listed in the Proxy Statement shall be the directors and officers of the Surviving Corporation in each case until their respective successors shall have been duly elected, designated or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws; and (iv) the Subsidiary Merger shall, from and after the Effective Time, have all the effects provided by Law, including Sections 906 and 907 of the BCL.

Section 2.04.    Merger Consideration; Conversion of Company Common Stock and Company Class B Common Stock.

(a)  Consideration. The aggregate consideration to be paid by Parent and Merger Sub in respect of the Subsidiary Merger and the Upstream Merger hereunder shall consist of (i) the Stock Merger Consideration, and (ii) the Cash Merger Consideration (collectively, the “Merger Consideration”), (iii) the Contingent Consideration, if any, as described in Section 2.13 and (iv) the Additional Consideration, if any, as described in Section 2.14. Each share of Company Common Stock and Company Class B Common Stock issued and outstanding immediately prior to the Effective Time (excluding treasury stock and those owned by any wholly-owned subsidiary of the Company) and all right in respect thereof shall automatically be canceled and retired and shall forthwith cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock or Company Class B Common Stock shall cease to have any rights with respect thereto, except, in the case of Company Common Stock and Company Class B Common Stock, the right to receive a portion of the Merger Consideration as provided in Section 2.04(c) and Section 2.04(d) below, and the right to potentially receive the warrant exercise payment described in Section 2.14 below.

(b)  Merger Sub Common Stock. At the Effective Time and on the terms and subject to the conditions of this Agreement, each share of Common Stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Subsidiary Merger and without any action on the part of Parent, Merger Sub, or the Company, be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall remain outstanding and evidence ownership of shares of Surviving Corporation Common Stock.

(c)  Company Common Stock. At the Effective Time and on the terms and subject to the conditions of this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Subsidiary Merger and without any action on the part of Parent, Merger Sub, or the Company, be cancelled and shall be converted into the right to receive the portions of the Merger Consideration, the Contingent Consideration and the Additional Consideration as set forth in the Merger Consideration Allocation Certificate.

(d)  Company Class B Common Stock. At the Effective Time and on the terms and subject to the conditions of this Agreement, each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Subsidiary Merger and without any action on the part of Parent, Merger Sub, or the Company, be converted into the right to receive the portions of the Merger Consideration, the Contingent Consideration and the Additional Consideration as set forth in the Merger Consideration Allocation Certificate.

(e)  Treasury Stock. At the Effective Time, each share of Company Common Stock and Company Class B Common Stock held by the Company in its treasury shall be cancelled and extinguished without any conversion thereof.

(f)  Company Capitalization Schedules. On the Closing Date, the Company shall deliver to Parent and Merger Sub separate schedules reflecting (i) a true and complete list of record holders of the issued and outstanding Company Common Stock, including the number of shares of Common Stock held by such record holders, and (ii) a true and complete list of record holders of the issued and outstanding Company Class B Common Stock, including the number of shares of each series of Company Class B Common Stock held by such record holders. Prior to Parent making payment of the Merger Consideration, the Company shall execute and deliver to Parent a certificate setting forth the good faith calculation of the Company of the Per Share Merger Consideration, the aggregate Per Share Merger Consideration, the percentage of the Contingent Consideration and the percentage of the Additional Consideration payable to each of the holders of Company Common Stock and Company Class B Common Stock (the “Merger Consideration Allocation Certificate”). The Merger Consideration Allocation Certificate shall be deemed to be a representation and warranty of the Company hereunder. In no event shall Parent be required to transfer the Merger Consideration unless and until the Merger Consideration Allocation Certificate has been executed and delivered by the Company and approved by Parent. Parent shall be entitled to rely entirely upon the Merger Consideration Allocation Certificate in connection with making payment of the Merger Consideration and no holder of Company Common Stock or Company Class B Common Stock shall be entitled to make any claim in respect of the allocation of the Merger Consideration made by Parent to or for the benefit of any holder of Company Common Stock or Company Class B Common Stock to the extent that the payment is made in a manner consistent with the Merger Consideration Allocation Certificate.

Section 2.05.    Escrow. As the sole remedy for the indemnity obligations set forth in Article IX, at the Closing, Parent shall deposit in escrow, to be held from the Closing Date until the first anniversary of the Closing Date, the Stock Escrow Amount and the Cash Escrow Amount, all in accordance with the terms and conditions of the Escrow Agreement in the form attached hereto as Exhibit C.

Section 2.06.    Exchange Procedures.

(a)  On the Closing Date, Parent shall deliver to the Stockholders’ Representative, in trust for the benefit of the Stockholders, the Stock Merger Consideration and the Cash Merger Consideration, minus (i) the Stock Escrow Amount and (ii) the Cash Escrow Amount, both of which shall be delivered to the Escrow Agent pursuant to Section 2.05 hereof.

(b)  As soon as reasonably practicable after the Effective Time (but in no event later than 5 days following the Effective Time), the Surviving Corporation shall cause Parent to mail (i) to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Class B Common Stock (the “Certificates”) (A) a letter of transmittal, in customary form, which shall specify that delivery shall be effective only upon delivery of the Certificates to the Stockholders’ Representative and that risk of loss and title to the Certificates shall remain with the Stockholder until such delivery, and (B) instructions for effecting the surrender of such Certificates in exchange for a portion of the Merger Consideration. Upon surrender of a Certificate and/or letter of transmittal (or other documentation in compliance with Section 2.06 hereof), as applicable, to Parent together, with respect to holders of Certificates, with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent, the stockholder delivering such documents shall be entitled to receive in exchange therefor (A) its respective portion of the Merger Consideration, less the portion of the Merger Consideration allocable to such stockholders that has been deposited in the Cash Escrow Amount and Stock Escrow Amount and (B) cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.08. No later than 5 Business Days prior to the Closing Date, Parent shall deliver the form of letter of transmittal to the Company and the Stockholders’ Representative and prior to the Closing shall make such changes to the form as either shall reasonably request. The final form of letter of transmittal shall be in a form reasonably acceptable to the Company and the Stockholders’ Representative. If requested by the Stockholders’ Representative, Parent shall promptly provide the Stockholders’ Representative with copies of the executed letters of transmittal.

Section 2.07.    [intentionally omitted]

Section 2.08.    Fractional Shares. No fractional shares of Parent Common Stock will be issued pursuant to this Agreement, but in lieu thereof each holder of Company Common Stock or Company Class B Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock hereunder (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent a whole share of Parent Common Stock in lieu of the fractional shares to which he or she was otherwise entitled.

Section 2.09.    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount and for such reasonable period of time as Parent may direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, Parent will deliver in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration and any other amounts payable under this Article II with respect to the Company Common Stock or Company Class B Common Stock formerly represented thereby.

Section 2.10.    [intentionally omitted]

Section 2.11.    Stock Transfer Books. The stock transfer books of the Company shall be closed two Business Days preceding the Closing Date (the “Record Date”) and there shall be no further registration of transfers of Company Common Stock or Company Class B Common Stock thereafter on the records of the Company. In the event of a transfer of ownership of Company Common Stock or Company Class B Common Stock prior to the Record Date which is not registered in the transfer records of the Company, the Merger Consideration and any other amounts payable under this Article II shall be payable to such transferee if the Certificate representing such shares of Company Common Stock or Company Class B Common Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer in the sole and reasonable discretion of Parent.

Section 2.12.    Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock, Company Common Stock or Company Class B Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, then, the allocation of the Merger Consideration among the Stockholders shall be adjusted accordingly to provide to Parent and to the Stockholders the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase.

Section 2.13.    Contingent Consideration.

(a)   In addition to the Merger Consideration, Parent shall pay to the Stockholders at Closing aggregate additional consideration in the number of shares of Parent Common Stock that is equal to the sum of (I) the Maximum Revenue Contingent Stock for each Annual Contingent Consideration Period and (II) the Maximum EBITDA Contingent Stock for each Annual Contingent Consideration Period (collectively, the “Stock Contingent Consideration”), which (i) shall be held in escrow and released by the Escrow Agent pursuant to the Escrow Agreement and (ii) shall vest or be forfeited pursuant to the terms set forth in Exhibit A of this Agreement and the Restricted Stock Agreements. Such Stock Contingent Consideration shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b)  In addition to the Merger Consideration and the Stock Contingent Consideration paid at the Closing, Parent shall pay to the Stockholders additional, aggregate contingent consideration in cash in an amount equal to (i) the amount of the Maximum Revenue Contingent Cash calculated in accordance with the terms set forth in Exhibit A of this Agreement, and (ii) the amount of Maximum EBIDTA Contingent Cash calculated in accordance with the terms set forth in Exhibit A of this Agreement (collectively, the “Cash Contingent Consideration” and, together with the Stock Contingent Consideration, the “Contingent Consideration”).

Section 2.14.  Additional Consideration.

(a)  If, after the Closing Date, stockholders of Parent exercise at least a majority of the outstanding Warrants at or prior to the Warrant Expiration Date, then the holder of each share of Company Capital Stock outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock owned beneficially by the Merger Sub and shares of Company Capital Stock held in the Company’s treasury) shall be entitled to receive (a) such number of additional shares of Parent Stock as is equal to the amount obtained by dividing (i)(A) the product of (I) the percentage of the outstanding Warrants so exercised and (II) the Additional Stock Consideration Amount, divided by (B) the number of outstanding shares of Company Capital Stock immediately prior to the Effective Time by (ii) the Closing Price of the Parent Common Stock on the Warrant Expiration Date or the Warrant Redemption Date, as applicable and (b) an amount of cash equal to (i) the product of (A) the percentage of the outstanding Warrants so exercised and (B) the Additional Cash Consideration Amount, divided by (ii) the number of outstanding shares of Company Capital Stock immediately prior to the Effective Time.

(b)  The additional consideration referred to in Section 2.14(a) above (the “Additional Consideration”), shall be paid, in the case of the cash portion of such Additional Consideration, as soon as practicable following the receipt by Parent of the funds from the exercise or redemption of such warrants, as applicable, and, in the case of the stock portion of such Additional Consideration, as soon as practicable following the earlier of the Warrant Redemption Date and the Warrant Expiration Date.

Section 2.15.    Stockholders’ Representative.

(a)  Justin Booth-Clibborn hereby is irrevocably constituted and appointed as the sole, exclusive, true and lawful agent, representative and attorney-in-fact of all Stockholders and each of them (the “Stockholders’ Representative”) with respect to any and all matters relating to, arising out of, or in connection with, the Transaction Documents (other than the Employment Agreements), including for purposes of taking any action or omitting to take action on behalf of Stockholders thereunder. All actions, notices, communications and determinations by or on behalf of Stockholders under such documents shall be given or made by the Stockholders’ Representative and all such actions, notices, communications and determinations by the Stockholders’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all of the Stockholders.

(b)  The Stockholders’ Representative will not be liable to any Stockholder for any act taken or omitted by it as permitted under this Agreement, except if such act is taken or omitted in bad faith or by willful misconduct. The Stockholders’ Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof). The Stockholders agree, severally but not jointly, to indemnify the Stockholders’ Representative for, and to hold the Stockholders’ Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Stockholders’ Representative, arising out of or in connection with the Stockholders’ Representative’s carrying out its duties as representative for the Stockholders under this Agreement, including costs and expenses of successfully defending the Stockholders’ Representative against any claim of liability with respect thereto. The Stockholders’ Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

(c)  If the Stockholders’ Representative dies or becomes legally incapacitated, or if a majority of the Stockholders vote to remove the Stockholders’ Representative at any time for any reason, then those other Stockholders holding a majority of the Shares held by such other Stockholders as of the date hereof promptly shall designate in writing to Parent a single individual to replace the deceased, legally incapacitated or removed Stockholders’ Representative as the successor Stockholders’ Representative hereunder. If at any time there shall not be a Stockholders’ Representative or Stockholders so fail to designate a successor Stockholders’ Representative, then Parent may have a court of competent jurisdiction appoint a Stockholders’ Representative hereunder. If the Stockholders’ Representative becomes unable or unwilling, for any reason, to serve as representative for the Stockholders, such other Person or Persons as may be designated by Stockholders holding a majority of the voting interests of the Company, shall succeed the Stockholders’ Representative as the representative of the Stockholders in all matters under this Agreement and the transactions contemplated hereby.

(d)  Without limiting the generality of the foregoing, the Stockholders’ Representative is designated as the sole and exclusive agent, representative and attorney-in-fact for Stockholders for all purposes related to this Agreement (including (i) service of process upon Stockholders, (ii) executing and delivering to Parent or any other Person on behalf of any of or all Stockholders any and all instruments, certificates, documents and agreements with respect to the transactions contemplated by the Transaction Documents (other than the Employment Agreements), and any other instrument, certificate, document or agreement referred to in Section 8.02, and (iii) receipt of all notices on behalf of Stockholders with respect to any matter, suit, claim, action or proceeding arising with respect to the sale of the Shares or any transaction contemplated by the Transaction Documents (other than the Employment Agreements), including the defense, settlement or compromise of any claim, action or proceeding pursuant to Article IX), and Stockholders may act, with respect to all matters under the Transaction Documents (other than the Employment Agreements), only through the Stockholders’ Representative. Parent shall be entitled to rely on the authority of the Stockholders’ Representative as the agent, representative and attorney-in-fact of Stockholders for all purposes under the Transaction Documents (other than the Employment Agreements) and shall have no liability for any such reliance. None of Stockholders may revoke the authority of the Stockholders’ Representative. Each Stockholder hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by the Stockholders’ Representative in the exercise of the power-of-attorney granted to the Stockholders’ Representative pursuant to this Section 2.15, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of such Stockholder. Any payment made to the Stockholders’ Representative pursuant to any of the Transaction Documents (other than the Employment Agreements) shall be deemed to have been made to Stockholders. Promptly after receiving any such payment, Stockholders’ Representative shall deliver to each Stockholder his, her or its pro rata portion of such payment. Without limiting the foregoing, Stockholders hereby covenant and agree to defend, indemnify and hold harmless the members of the Parent Indemnified Group from and against any Losses arising out of any claim that the Stockholders’ Representative failed to distribute to Stockholders (or properly allocate among them) any payments received by the Stockholders’ Representative under the Transaction Documents (other than the Employment Agreements).

Section 2.16.    Rule 145. All shares of Parent Common Stock issued pursuant to this Agreement to “affiliates” of the Company will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act and all certificates representing such shares shall bear an appropriate restrictive legend.

Section 2.17.    Purchase of Blacklist.

(a)  At the Closing and subject to and upon the terms and conditions of this Agreement, each member of Blacklist shall sell, assign and transfer to Parent and Parent shall purchase and accept from each member of Blacklist all of the membership interests of Blacklist, free and clear of all Liens.

(b)  In consideration of the Members’ sale, assignment, transfer and delivery of the Membership Interests to Parent, Parent shall pay to the Members, pro rata in accordance with each Member’s membership interest in Blacklist as set forth on Table B of Schedule II, total consideration equal to the Blacklist Interests Amount.

Section 2.18.  Upstream Merger. As soon as reasonably practicable after the Effective Time, but in no event later than 10 calendar days following the Effective Time, the Surviving Corporation shall merge with and into Parent. From and after the effectiveness of the Upstream Merger, the separate corporate existence of the Surviving Corporation shall cease and Parent shall continue as the surviving entity in the Upstream Merger. At the effective time of the Upstream Merger, (i) the Certificate of Incorporation, as amended as contemplated by this Agreement, and Bylaws of Parent shall be the Certificate of Incorporation and Bylaws of Parent as the surviving entity of the Upstream Merger; (ii) the Persons listed in the Proxy Statement shall be the directors and officers of Parent, in each case until their respective successors shall have been duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with Parent’s Certificate of Incorporation and Bylaws; and (iii) the Upstream Merger shall have all the effects provided by Law, including Section 259 of the DGCL.

Section 2.19.  Resignation of Directors. The execution of this Agreement by each Stockholder (i) who is, immediately prior to the Closing Date, a director of the Company or any of its Subsidiaries and (ii) who will not stand for election as a director of Parent at the Parent Stockholders’ Meeting will evidence the resignation of such director of the Company from such position effective as of the Closing Date.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES AS TO
THE COMPANY AND BLACKLIST

Each of the Company, Blacklist and each of the Stockholders, as applicable, represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the Company Disclosure Schedule, all such exceptions to be referenced to a specific representations set forth in this Article III, that:

Section 3.01.  Organization and Qualification; Subsidiaries.

(a)  The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Blacklist has been duly organized and is validly existing and in good standing under the laws of the State of New York and has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Psyop UK LLC (the “Company Subsidiary”) is a company duly organized and validly existing under the laws of England and Wales, and has all requisite power and authority to carry on its business as it is now being conducted.

(b)  Each of the Company, Blacklist and the Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)  Except for the Company Subsidiary, neither the Company nor Blacklist owns an equity interest in any corporation, partnership or joint venture arrangement or other business entity. All of the issued and outstanding share capital of the Company Subsidiary is owned by the Company.

Section 3.02.    Certificate of Incorporation and Bylaws. The Company has delivered to the Parent, true, complete and correct copies of the Company’s Certificate of Incorporation and bylaws, Blacklist’s Certificate of Formation and LLC Agreement, and the Company Subsidiary’s charter or memorandum and articles of association or other organizational documents and bylaws (the “Organizational Documents”), each as amended. Such Organizational Documents are in full force and effect. None of the Company, Blacklist nor the Company Subsidiary is in violation of any of the provisions of its Organizational Documents.

Section 3.03.    Capitalization.

(a)  The authorized capital stock of the Company consists of 24,000 shares of common stock, par value $1.00 per share (“Company Common Stock”), and 3,000 shares of Class B common stock, par value $1.00 per share (“Company Class B Common Stock”). There are 12,600 shares of Company Common Stock currently issued and outstanding, and 1,450 shares of Company Class B Common Stock currently issued and outstanding. All of the currently issued and outstanding shares of Company Common Stock and Company Class B Common Stock are duly authorized, validly issued, fully paid and nonassessable, and have been issued in full compliance with all securities laws. Except for the Company Common Stock and the Company Class B Common Stock, there are no shares of capital stock or other equity securities of the Company outstanding. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock. There are no material outstanding contractual obligations of the Company to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b)  The ownership of Blacklist is as set forth in Table A of Schedule II to this Agreement.

Section 3.04.    Authority Relative to this Agreement. Each of the Company and Blacklist has all necessary corporate power and authority to execute and deliver this Agreement, the other Transaction Documents, and all other instruments, certificates and agreements delivered or required to be delivered pursuant to this Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company and Blacklist of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or Blacklist are necessary to authorize this Agreement or such Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by each of the Company and Blacklist. This Agreement and the other Transaction Documents to which it is a party constitute the legal, valid and binding obligations of each of the Company and Blacklist, enforceable against each of them in accordance with their terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 3.05.    No Conflicts; Required Filings and Consents.

(a)  The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the Company and Blacklist do not, and the performance by the Company and Blacklist of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate any provision of the Organizational Documents of the Company, Blacklist or the Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company, Blacklist or the Company Subsidiary or by which any property or asset of the Company, Blacklist or the Company Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of the Company, Blacklist or the Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation in each case, with respect to clauses (ii) and (iii) of this Section 3.05(a), which will result in a Company Material Adverse Effect.

(b)  No filing or registration with, or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution and delivery of this Agreement by the Company or Blacklist, or the consummation by the Company or Blacklist of the transactions contemplated by this Agreement except (i) such filings and consents as may be required under any Environmental Law pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, (ii) such filings, registrations, notifications, permits, authorizations, consents or approvals that result from the specific legal or regulatory status of Parent or as a result of any other facts that specifically relate to the business or activities in which Parent is engaged other than the business of the Company or Blacklist, and (iii) such other filings, registrations, notices, permits, authorizations, consents and approvals that if not obtained, made or given would not, individually or in the aggregate, have a Company Material Adverse Effect or impair the Company’s or Blacklist’s ability to consummate the transactions contemplated hereby.

(c)  Except as set forth in Section 3.05(c) of the Company Disclosure Schedule and except for those consents where the failure to obtain such consents would not constitute or be reasonably likely to result in a Company Material Adverse Effect, no consent of any third party is required by reason of the transactions contemplated by this Agreement.

(d)  To the Company’s Knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company, Blacklist or their respective assets or to which the Company or Blacklist is a party which has the effect of prohibiting or materially impairing any acquisition of property by the Company or Blacklist or the conduct of business by Company or Blacklist as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.06.    Permits; Compliance with Laws. Each of the Company, Blacklist and the Company Subsidiary is in possession of all material franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for the Company, Blacklist and the Company Subsidiary to own, lease and operate its properties or to offer or perform its services or to develop, produce, store, distribute and market its products or otherwise to carry on its business as it is now being conducted (collectively, the “Company Permits”), and, as of the date of this Agreement, none of the Company Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the Company’s Knowledge, threatened. None of the Company, Blacklist or the Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company, Blacklist or the Company Subsidiary or by which any property or asset of the Company, Blacklist or the Company Subsidiary is bound or affected or (ii) any Company Permits except such defaults and violations that, individually and in the aggregate, do not constitute a Company Material Adverse Effect. As of the date of this Agreement, there are no actions, proceedings or investigations pending or, to the Company’s Knowledge, threatened against the Company, Blacklist or the Company Subsidiary that could reasonably be expected to result in the suspension or cancellation of any other Company Permit. Since January 1, 2006, none of the Company, Blacklist or the Company Subsidiary has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws. The transactions contemplated hereby will not result in the suspension or cancellation of any Company Permit.

Section 3.07.    Financial Statements.

(a)  The Company has delivered to the Parent copies of (i) the audited combined balance sheet of each of the Company and Blacklist at December 31, 2006, together with the related statement of operations, stockholders’ equity and cash flows for the year ended December 31, 2006 and the notes thereto and (ii) the unaudited combined interim balance sheet of each of the Company and Blacklist at September 30, 2007, together with the related statement of operations, stockholders’ equity and cash flows for the nine months ended September 30, 2007 and the notes thereto along with a review report, reasonably satisfactory in form and substance to Parent, from the Company’s independent public accountants pursuant to Statement of Accounting Standards No. 100 (collectively, the “Combined Financial Statements”). The Combined Financial Statements: (i) were prepared in accordance with GAAP (except, with respect to the unaudited balance sheet and income statement, for the absence of notes thereto and for year-end adjustments) applied on a consistent basis throughout the periods covered thereby; (ii) present fairly the financial position, results of operations and cash flows of the Company and Blacklist as of such dates and for the periods then ended; and (iii) are correct and complete in all material respects, and can be reconciled with the books of account and records of the Company and Blacklist. Each of the Company and Blacklist maintains and will continue to maintain an adequate system of internal controls established and administered in accordance with GAAP.

(b)  The Company has delivered to the Parent copies of (i) the audited consolidated balance sheet of each of the Company and the Company Subsidiary at December 31, 2006, together with the related statement of operations, stockholders’ equity and cash flows for the year ended December 31, 2006 and the notes thereto and (ii) the unaudited consolidated interim balance sheet of each of the Company and the Company Subsidiary at September 30, 2007, together with the related statement of operations, stockholders’ equity and cash flows for the nine months ended September 30, 2007 and the notes thereto along with a review report, reasonably satisfactory in form and substance to Parent, from the Company’s independent public accountants pursuant to Statement of Accounting Standards No. 100 (collectively, the “Consolidated Financial Statements”). The Consolidated Financial Statements: (i) were prepared in accordance with GAAP (except, with respect to the unaudited balance sheet and income statement, for the absence of notes thereto and for year-end adjustments) applied on a consistent basis throughout the periods covered thereby; (ii) present fairly the financial position, results of operations and cash flows of the Company and the Company Subsidiary as of such dates and for the periods then ended; and (iii) are correct and complete in all material respects, and can be reconciled with the books of account and records of the Company and the Company Subsidiary. Each of the Company and the Company Subsidiary maintains and will continue to maintain an adequate system of internal controls established and administered in accordance with GAAP.

(c)  Except as and to the extent set forth or reserved against on the audited balance sheet of the Company at December 31, 2006, none of the Company, Blacklist or the Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for immaterial liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2006.

Section 3.08.    Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Company Disclosure Schedule, since December 31, 2006, each of the Company, Blacklist and the Company Subsidiary has conducted its business only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Company Material Adverse Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of the Company’s or Blacklist’s obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby by the Company and by Blacklist, (iii) any change by the Company, Blacklist or the Company Subsidiary in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Common Stock or Company Class B Common Stock or any redemption, purchase or other acquisition of any of the Company’s securities, (v) with respect to any employee, officer or consultant who earned or was paid by the Company, Blacklist or the Company Subsidiary in excess of $120,000 during the year ended December 31, 2006, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of the Company, Blacklist or the Company Subsidiary, (vi) any issuance or sale of any stock, notes, bonds or other securities, or entering into any agreement with respect thereto, (vii) any amendment to the Company’s, Blacklist’s or the Company Subsidiary’s Organizational Documents, (viii) other than in the ordinary course of business consistent with past practice, any (x) purchase, sale, assignment or transfer of any material assets, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for Taxes not yet delinquent and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Company Material Adverse Effect, or (z) waiver of any rights of material value or cancellation or any material debts or claims, (ix) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Company, Blacklist or the Company Subsidiary, (x) any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practice, (xi) any application made to a Governmental Entity for an advisory ruling, monetary grant or any other application that would have an impact on the financial position of the Company, Blacklist or the Company Subsidiary, or negotiation of, receipt of, or termination or cancellation of a government grant, (xii) any change in any Tax election, annual Tax accounting period, any method of Tax accounting, any filing of amended Tax Returns or claims for Tax refunds, any entry into a closing agreement relating to Taxes or any settlement of any Tax claim, audit or assessment, or any application or negotiation for or receipt of a Tax ruling or arrangement by the Company, Blacklist, the Company Subsidiary or their stockholders or on their behalf, whether or not in connection with the Merger, except as explicitly contemplated in this Agreement, or (xiii) any negotiation or agreement by the Company, Blacklist or the Company Subsidiary to do any of the things described in the preceding clauses (i) through (xii).

Section 3.09.    Employee and Labor Matters.

(a)  Except as indicated in Section 3.09(a) of the Company Disclosure Schedule, none of the Company, Blacklist or the Company Subsidiary is party to any Contract regarding collective bargaining or other Contract with any labor or trade union or collective bargaining group representing any employee of the Company, Blacklist or the Company Subsidiary, nor does any labor or trade union or collective bargaining agent represent any employee of the Company, Blacklist or the Company Subsidiary. No Contract regarding collective bargaining has been requested by, or is under discussion between management of the Company, Blacklist or the Company Subsidiary (or any management group or association of which the Company, Blacklist or the Company Subsidiary is a member or otherwise a participant) and any group of employees of the Company, Blacklist or the Company Subsidiary, nor are there any representation proceedings or petitions seeking a representation proceeding presently pending against the Company, Blacklist or the Company Subsidiary, nor, to the Company’s Knowledge, are there any other current activities to organize any employees of the Company, Blacklist or the Company Subsidiary into a collective bargaining unit. There are no grievances, unfair labor practice charges or complaints pending or, to the Company’s Knowledge, threatened against the Company, Blacklist or the Company Subsidiary. None of the Company, Blacklist or the Company Subsidiary has experienced any lockouts, strikes, slowdowns or work stoppages nor, to the Company’s Knowledge, are any lockouts, strikes, slowdowns or work stoppages threatened against the Company, Blacklist or the Company Subsidiary.

(b)  Except as indicated in Section 3.09(b) of the Company Disclosure Schedule, all employees of the Company and Blacklist are at-will, and neither the Company nor Blacklist is a party to any outstanding written contracts or, to the Company’s Knowledge, oral contracts, in each case with current or former directors, officers, employees, consultants, freelancers and independent contractors, which will survive the Closing Date. Section 3.09(b) of the Company Disclosure Schedule sets forth a true, accurate and complete list of the directors, officers, employees, consultants, freelancers and independent contractors of the Company, Blacklist and the Company Subsidiary who, in the case of directors, officers or employees, earned in excess of $120,000 during the year ended December 31, 2006 or who, as of December 1, 2007, are being compensated at an annual rate in excess of $120,000 during the year ending December 31, 2007, or who, in the case of consultants, freelancers or independent contractors, were engaged to provide services in excess of 50 calendar days during the year ended December 31, 2006 or who, as of December 1, 2007, are providing services on an annualized basis in excess of 50 calendar days during the year ending December 31, 2007. For the individuals enumerated in the preceding sentence, Section 3.09(b) of the Company Disclosure Schedule includes a listing of each of such director’s, officer’s and employee’s compensation terms (including, but not limited to, date of commencement of employment, term of employment (if any), salary, bonuses, stock options and warrants (if any), social benefits, fringe benefits, severance (if any) and accrued vacation), as well as each consultant’s freelancer’s and independent contractor’s rate and term of engagement. As of the date of this Agreement and as of the Closing Date, none of the Company, Blacklist or the Company Subsidiary is delinquent in any payment to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by any such employees, nor is the Company, Blacklist or the Company Subsidiary delinquent in any material payment to any of its consultants, freelancers, or independent contractors. Except as indicated in Section 3.09(b) of the Company Disclosure Schedule, upon termination of the employment of any directors, officers or employees, or the discontinuation of the use of the services of any consultants, freelancers or independent contractors, neither the Company, Blacklist, the Company Subsidiary nor Parent will by reason of the transactions contemplated pursuant to this Agreement or anything done prior to the Closing Date be liable to any of such directors, officers, employees, consultants, freelancers or independent contractors for severance pay or any other payments (other than accrued salary, vacation or such pay in accordance with normal policies or amount required to be paid under applicable Laws).

(c)  Each of the Company and Blacklist has previously delivered or made available to Parent true and complete copies of all employment, consulting, termination and severance Contracts, including all non-competition, non-solicitation, non-disclosure, inventions, and other restrictive covenant Contracts, with or for the benefit of, or otherwise relating to, any current or former directors, officers, employees, consultants, freelancers or independent contractors of the Company, Blacklist and the Company Subsidiary, under which the Company, Blacklist, the Company Subsidiary, or any such director, officer, employee, consultant, freelancer or independent contractor has continuing obligations. Except as set forth on Section 3.09(c) of the Company Disclosure Schedule, none of the execution, delivery or performance of any Transaction Document by the Company or Blacklist, or the consummation by the Company and Blacklist of the transactions contemplated hereby or thereby will result in any obligation to pay any directors, officers, employees, consultants, freelancers, independent contractors, or any former directors, officers, employees, consultants, former freelancers or independent contractors of the Company, Blacklist or the Company Subsidiary severance pay or termination, retention or other benefits. Except as set forth on Section 3.09(c) of the Company Disclosure Schedule, neither the Company nor Blacklist has any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment or services.

(d)  All employees are U.S. citizens or permanent residents, except as set forth on Section 3.09(d) of the Company Disclosure Schedule, which also indicates immigration status and date work authorization is scheduled to expire.

(e)  Section 3.09(e) of the Company Disclosure Schedule contains the most recent quarterly listing of workers’ compensation claims and a schedule of workers’ compensation claims of the Company and Blacklist with respect to the employees for the last three (3) years.

(f)  All current employees of the Company and Blacklist, and all former employees of the Company or Blacklist who were employed at any time on or after January 1, 2006 have entered into confidentiality, inventions, non-competition, and non-solicitation agreements in favor of the Company or Blacklist, as applicable, that remain in effect.

(g)  All persons who have performed services for the Company or Blacklist while classified as independent contractors have satisfied the requirements of Law to be so classified, and each of the Company and Blacklist has fully and accurately reported its compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.

(h)  Except as set forth on Section 3.09(h) of the Company Disclosure Schedule, no employee has given notice to, or received notice from, the Company, Blacklist or any of their Representatives that any such employee’s employment or service may be terminated or advised the Company, Blacklist or the Company Subsidiary of an intention to give such notice to, or is expected to receive notice from, the Company, Blacklist, the Company Subsidiary or any of their Representatives that any such employee’s employment or service may be terminated.

(i)  Neither the Company nor Blacklist has ever maintained, contributed to or incurred any Liability under any Benefit Plan that is or was subject to ERISA or the U.S. Tax Code or any Foreign Pension Plan. There is no, nor has there ever been any, individual, person or entity that, together with the Company or Blacklist, has ever been treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the U.S. Tax Code or Section 4001(b) of ERISA.

(j)  Section 3.09(j) of the Company Disclosure Schedule sets forth a current, accurate and complete list of each Benefit Plan.

(k)  Each of the Company and Blacklist has delivered or made available to Parent current, accurate and complete copies of (i) each Benefit Plan that has been reduced to writing and all amendments thereto and (ii) all trust agreements, insurance contracts, investment management agreements, investment advisory agreements, administrative services agreements or similar agreements maintained in connection with any Benefit Plan.

(l)  No person previously employed by the Company, Blacklist or the Company Subsidiary has now or may have a right to return to work or a right to be reinstated or re-engaged by any applicable Law. Each of the Company, Blacklist and the Company Subsidiary has at all relevant times complied in all material respects with all its obligations under Law with respect to any aspect of the employment of its employees, including without limitation those Laws relating to wages, hours, worker classification, discrimination, equal opportunity, disability rights or benefits, workers’ compensation, employee leave, immigration, collective bargaining, health and safety, the payment and withholding of social security and other taxes, and WARN and any similar state or local “mass layoff” or “plant closing” Law . There are no administrative charges or court complaints pending or, to the Company’s Knowledge, threatened against the Company, Blacklist or the Company Subsidiary before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other employment or labor matters, including matters related to employee accidents or injuries (and there are no claims capable of arising or threatened by any party in respect to any accident or injury which is not fully covered by insurance of the Company, Blacklist or the Company Subsidiary). There are no complaints, charges or claims against the Company, Blacklist or the Company Subsidiary pending or, to knowledge of the Company, threatened that could be brought or filed with any governmental body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company or Blacklist, any individual.

(m)  To the Company’s Knowledge, no employees of the Company, Blacklist or the Company Subsidiary are in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company, Blacklist or the Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. No employees of the Company, Blacklist or the Company Subsidiary have given notice to the Company, Blacklist or the Company Subsidiary, nor does the Company, Blacklist or any Stockholder have any Knowledge, that any such employee intends to terminate his or her employment with the Company, Blacklist or the Company Subsidiary.

(n)  Each Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, Blacklist and the ERISA Affiliates has in all material respects met its obligations with respect to each Benefit Plan and has made all required premium payments or contributions thereto. The Company, Blacklist, each ERISA Affiliate and each Benefit Plan are in compliance in all material respects with applicable law, including the provisions of ERISA and the Code and the regulations thereunder. No Benefit Plan has assets that cannot be readily liquidated at fair market value without adjustment, penalty or charge under the terms of the investment.

(o)  There are no legal proceedings (except claims for benefits payable in the normal operation of the Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability against the Company, Blacklist or the Company Subsidiary, and there are no audits involving any Benefit Plan by any governmental entity in progress, or for which notice has been received, or which has been concluded and resulted in any finding of a breach of fiduciary duty or any liability for the Company, Blacklist, the Company Subsidiary or any ERISA Affiliate.

(p)  All the Benefit Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received determination letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. No such plan has experienced a termination or partial termination. Each Benefit Plans that provides for compliance with Section 404(c) of ERISA, or is intended to comply with such provision, so complies.

(q)  None of the Company, Blacklist or any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA. Except as set forth on Schedule 3.09(q) of the Company Disclosure Schedule, at no time since December 31, 2006 has the Company, Blacklist, the Company Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(r)  There are no obligations under any Benefit Plan providing welfare benefits after termination of employment, including but not limited to retiree health coverage, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law, but only to the extent such continuation coverage is provided solely at the participant’s expense.

(s)  With respect to the Benefit Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements.

(t)  No act or omission has occurred and no condition exists with respect to any Benefit Plan that would subject the Company, Blacklist, the Company Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any material contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Benefit Plan, nor will any of the transactions contemplated by this agreement give rise to such an obligation.

(u)  Each Benefit Plan is amendable and terminable unilaterally by the Company or Blacklist at any time without liability or expense to the Company, Blacklist or such Benefit Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or Blacklist from amending or terminating any such Benefit Plan.

(v)  Except as set forth on Schedule 3.09(v) of the Company Disclosure Schedule, there is no agreement with any stockholder, director, executive officer or other key employee (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or Blacklist of the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee or (iii) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee. Except as set forth on Schedule 3.09(v) of the Company Disclosure Schedule, there is no agreement or plan binding the Company or Blacklist, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(w)  Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No Benefit Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83.

(x)  Each of the Company, Blacklist and the Company Subsidiary has at all times and in all material respects properly classified each of its employees as employees and each of its independent contractors or employees of outside agencies as independent contractors or employees or those agencies, as applicable, and no claim has been made and no indication has been received from any Governmental Entity that such independent contractors or agency employees would be considered employees of the Company, Blacklist or the Company Subsidiary for employment law or tax purposes at any time.

Section 3.10.    Contracts. Except for the Contracts described in Section 3.10 of the Company Disclosure Schedule (individually, a “Material Contract” and collectively, the “Material Contracts”), none of the Company, Blacklist or the Company Subsidiary is a party to or bound by any material Contract, including without limitation:

(a)  any sales, advertising, distribution or agency contract in excess of $48,000 over the life of the contract or in excess of $4,000 a month if the Contract is for a period of less than 12 months;

(b)  any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact in excess of $48,000 over the life of the contract or in excess of $4,000 a month if the Contract is for a period of less than 12 months;

(c)  any contract for which the current term extends beyond one year after the date of this Agreement;

(d)  any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(e)  any contract for capital expenditures in excess of $48,000 in the aggregate;

(f)  any contract limiting the freedom of the Company, Blacklist or the Company Subsidiary to engage in any line of business or to compete with any other corporation, partnership, limited liability company, trust, individual or other entity, or any confidentiality, secrecy or non-disclosure contract;

(g)  any contract pursuant to which the Company, Blacklist or the Company Subsidiary is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, pursuant to which payments in excess of $12,000 remain outstanding;

(h)  any contract with an Affiliate;

(i)  any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(j)  any foreign currency forward exchange contracts; or

(k)  any employment contract, arrangement or policy (including without limitation any collective bargaining contract or union agreement) which may not be immediately terminated without penalty (or any augmentation or acceleration of benefits).

Each of the Company, Blacklist and the Company Subsidiary, as the case may be, has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and has not received notice that it is in default in respect of any Material Contract. Each of the Material Contracts is valid and binding and in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company, Blacklist or the Company Subsidiary, or to the Company’s Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered or made available to Parent.

Section 3.11.    Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Company’s Knowledge, threatened against the Company, Blacklist or any of their respective properties or any of their respective officers or directors (in their capacities as such) or any of their respective employees (in their capacities as such) or relating to the business of the Company or Blacklist, nor does the Company or Blacklist have any Knowledge that there is any basis for any of the foregoing. There is no judgment, decree or order against the Company, Blacklist or, to the Company’s Knowledge, any of their respective directors or officers or any of their respective employees, that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor Blacklist has any litigation pending against other parties.

Section 3.12.    Environmental Matters. To the Company’s Knowledge: (a) Each of the Company, Blacklist and the Company Subsidiary is in material compliance with all applicable Environmental Laws and all Company Permits required by Environmental Laws; (b) all past noncompliance, if any, of the Company, Blacklist or the Company Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (c) none of the Company, Blacklist or the Company Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by the Company, Blacklist or the Company Subsidiary, in violation of any Environmental Law.

Section 3.13.    Intellectual Property.

(a)  Section 3.13(a) of the Company Disclosure Schedule contains a true and complete list of the Company’s, Blacklist’s and the Company Subsidiary’s patents, patent applications, registered trademarks, trademark applications, trademarks, trade names, registered service marks, service mark applications, service marks, Internet domain names, copyright registrations and applications and other filings and formal actions made or taken pursuant to Federal, state, local and foreign Laws by the Company, Blacklist or the Company Subsidiary to protect their interests in the Company Intellectual Property, and includes details of all due dates for further filings, maintenance, payments or other actions falling due in respect of the Company Intellectual Property within twelve (12) months of the Closing Date. All of the Company’s, Blacklist’s and the Company Subsidiary’s patents, patent applications, registered trademarks, trademark applications and registered copyrights remain in good standing with all fees and filings due as of the date hereof having been paid or made.

(b)  The Company Intellectual Property contains only those items and rights which are: (i) owned by the Company or Blacklist; (ii) in the public domain; or (iii) rightfully used by the Company or Blacklist pursuant to a valid and enforceable license or other agreement (the “Company Licensed Intellectual Property”), the parties, date, term and subject matter of each such license or other agreement (each, a “License Agreement”) being set forth on Section 3.13(b) of the Company Disclosure Schedule. Each of the Company and Blacklist has all rights in the Company Intellectual Property which includes all rights necessary to carry out the Company’s and Blacklist’s current activities, and the Company’s and Blacklist’s future activities to the extent such future activities are already planned, including without limitation, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to the Company Licensed Intellectual Property, assign and sell, the Company Intellectual Property.

(c)  The reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Intellectual Property, product, work, technology or process as now used or offered or proposed for use, licensing or sale by the Company, Blacklist or the Company Subsidiary does not infringe on any proprietary or personal right of any Person such as patent, design right, trademark, trade name, service mark, trade dress, Internet domain name, copyright, database right, statistical model, technology, invention, supplier list, trade secret, know-how, computer software program or application of any Person, anywhere in the world. None of the Company, Blacklist or the Company Subsidiary has received notice of any pending or threatened claims (including offers to grant licenses) (i) challenging the validity, effectiveness or, other than with respect to the Company Licensed Intellectual Property, ownership by the Company or Blacklist of any Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by the Company, Blacklist, the Company Subsidiary or their agents or use by their customers infringes or will infringe on or misappropriate any intellectual property or other proprietary or personal right of any Person. No such claims have been threatened by any Person, nor are there any valid grounds for any bona fide claim of any such kind. All of the rights within the Company Intellectual Property are enforceable and subsisting. To the Company’s Knowledge, there is no unauthorized use, infringement or misappropriation of any Company Intellectual Property by any third party, employee or former employee. No materials owned by any customer of the Company, Blacklist or the Company Subsidiary have been, without the consent of such customer, incorporated into any product or materials sold, licensed or otherwise delivered by the Company, Blacklist or the Company Subsidiary to any other customer of the Company, Blacklist or the Company Subsidiary.

(d)  All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Company Intellectual Property on behalf of the Company, Blacklist or the Company Subsidiary, have executed non-disclosure agreements and either (i) have been a party to an enforceable agreement with the Company or Blacklist in accordance with applicable national and state Law that accords the Company and Blacklist full, effective, exclusive and original ownership of all tangible and intangible property as “works-for-hire,” arising from the efforts of such personnel, or (ii) have executed appropriate instruments of assignment in favor of the Company or Blacklist that have conveyed to the Company and Blacklist full, effective and exclusive ownership of all tangible and intangible property arising from the efforts of such personnel.

(e)  None of the Company, Blacklist or the Company Subsidiary, nor as a result of the execution or delivery of this Agreement, or performance of the Company’s or Blacklist’s obligations hereunder, will the Company, Blacklist or the Company Subsidiary be, in violation of any license, sublicense, agreement or instrument to which the Company, Blacklist or the Company Subsidiary is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Company’s or Blacklist’s obligations hereunder, cause the diminution, termination or forfeiture of any the Company Intellectual Property except, in any such case, any of the foregoing that will not reasonably be expected to have a Company Material Adverse Effect.

(f)  Section 3.13(f) of the Company Disclosure Schedule contains a true and complete list of all of the material software programs used by the Company, Blacklist or the Company Subsidiary (the “Company Software Programs”). Each of the Company, Blacklist and the Company Subsidiary owns full and unencumbered right and good, valid and marketable title to such Company Software Programs that it owns, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind. Each of the Company, Blacklist and the Company Subsidiary has full and unrestricted rights to use the Company Software Programs that it licenses, pursuant to license agreements listed in Section 3.13(b) of the Company Disclosure Schedule.

(g)  The source code and system documentation relating to the Company Software Programs have been maintained in strict confidence and (i) have been disclosed by the Company or Blacklist only to those of their respective employees who have a “need to know” the contents thereof in connection with the performance of their duties to the Company or Blacklist and who have executed nondisclosure agreements with the Company or Blacklist; and (ii) have been disclosed to only those third parties who have executed nondisclosure agreements with the Company, Blacklist or the Company Subsidiary.

(h)  The Company Intellectual Property is free and clear of any and all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges of any kind.

(i)  Neither the Company nor Blacklist owes nor will owe any royalties or other payments to third parties in respect of the Company Intellectual Property. All royalties or other payments that have accrued prior to the Closing Date have been paid or reserved for in the Company’s or Blacklist’s financial records.

(j)  To the Company’s Knowledge, the Company Software Programs contain no “viruses” that could reasonably be expected to have a Company Material Adverse Effect. For the purposes of this Agreement, “virus” means any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware including, without limitation, worms, bombs, backdoors, clocks, timers, or other disabling device code, designs or routines which cause the software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any party.

(k)  No product developed by the Company or Blacklist (including any product currently under development by the Company or Blacklist) contains any code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring payment of fees or royalties (including without limitation any obligation or condition under any “open source” license such as, without limitation, the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses). No Company Software Program is subject to any license terms that (i) require, or condition the use or distribution of any Company Software Program on the disclosure, licensing or distribution of any source code for any portion of such Company Software Program or (ii) otherwise impose any limitation, restriction or condition on the right or ability of the Company, Blacklist or the Company Subsidiary to use or distribute any Company Intellectual Property owned by them.

Section 3.14.    Taxes.

(a)  Each of the Company, Blacklist and the Company Subsidiary has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. None of the Company, Blacklist or the Company Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group the common parent of which is the Company. Each of the Company, Blacklist and the Company Subsidiary has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company, Blacklist and the Company Subsidiary for tax periods through the date of the Consolidated Financial Statements do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet included with the Consolidated Financial Statements, and all unpaid Taxes of the Company, Blacklist and the Company Subsidiary for all tax periods commencing after the date of the Consolidated Financial Statements arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. None of the Company, Blacklist or the Company Subsidiary (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company, Blacklist or the Company Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company, Blacklist or the Company Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. Each of the Company, Blacklist and the Company Subsidiary has complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, shareholder, independent contractor, creditor or other third party.

(b)  For all taxable periods for which the statute of limitations has not yet expired, the Company has delivered to the Parent (i) complete and correct copies of all Tax Returns of the Company, Blacklist and the Company Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company, Blacklist or the Company Subsidiary and relating to Taxes. The federal Income Tax Returns of the Company, Blacklist and the Company Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.14(b) of the Disclosure Schedule. None of the Company, Blacklist or the Company Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority which is still in force. No examination or audit of any Tax Return of the Company, Blacklist or the Company Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, Blacklist the Company Subsidiary or any of the Stockholders, threatened or contemplated. None of the Company, Blacklist or the Company Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company, Blacklist or the Company Subsidiary was required to file any Tax Return that was not filed.

(c)  None of the Company, Blacklist or the Company Subsidiary (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code); or (iii) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d)  None of the assets of the Company, Blacklist or the Company Subsidiary (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (ii) is subject to a lease under Section 7701(h) of the Code or under any predecessor section; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e)  None of the Company, Blacklist or the Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(f)  There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company, Blacklist or the Company Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the transactions contemplated by this Agreement.

(g)  There is currently no limitation, and no limitation will arise prior to the Closing, on the utilization by either the Company or the Company Subsidiary of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of foreign state or local law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(h)  None of the Company, Blacklist or the Company Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company, Blacklist or the Company Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(i)  None of the Company, Blacklist or the Company Subsidiary owns any interest in an entity that is characterized as a partnership for federal income Tax purposes. The Company Subsidiary (i) is incorporated under the laws of England and Wales; (ii) is, and has always been, resident for Tax purposes solely in the United Kingdom; (iii) has never had any agency, branch, place of business, or representative office in any other jurisdiction; (iv) is, and has always been, classified as an association taxable as a corporation for U.S. Tax purposes. Blacklist is, and has always been, classified as a partnership for U.S. Tax purposes.

(j)  Section 3.14(j) sets forth each jurisdiction (other than United States federal) in which the Company, Blacklist or the Company Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a "nexus" basis.

(k)  The Company Subsidiary is not and has not been a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

(l)  None of the Company, Blacklist or the Company Subsidiary has incurred (or been allocated) an "overall foreign loss" as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(m)  None of the Company, Blacklist or the Company Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(n)  There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, Blacklist or the Company Subsidiary, other than with respect to Taxes not yet due and payable.

(o)  None of the Shares held by the Stockholders is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(p)  None of the Company, Blacklist or the Company Subsidiary is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(q)  None of the Company, Blacklist or the Company Subsidiary has engaged in any “reportable transaction” for purposes of Treasury Regulation Sections 1.6011-4(b) or Code Section 6111 or any analogous provision of state or local law.

Section 3.15.    Insurance. Each of the Company, Blacklist and the Company Subsidiary is presently insured, and since inception has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Company, Blacklist and the Company Subsidiary provide adequate coverage against loss. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company has delivered or made available to Parent a complete and correct list as of the date hereof of all insurance policies maintained by the Company, Blacklist and the Company Subsidiary, and has made available to Parent complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies are in full force and effect and all premiums due thereon have been paid to the date hereof. Each of the Company, Blacklist and the Company Subsidiary has complied in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. To the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to result in the denial of insurance coverage under policies issued to the Company, Blacklist or the Company Subsidiary in respect of such suits, claims, actions, proceedings and investigations.

Section 3.16.    Properties. Each of the Company, Blacklist and the Company Subsidiary has good and marketable title to all of its properties and assets, free and clear of all material Liens, whether tangible or intangible, real, personal or mixed, reflected in the Consolidated Financial Statements as being owned by the Company, Blacklist or the Company Subsidiary as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, (ii) Liens disclosed in the notes to the Consolidated Financial Statements and (iii) Liens arising in the ordinary course of business after the date of such financial statements. All properties used in the Company’s, Blacklist’s and the Company Subsidiary’s operations are reflected in the balance sheets included in the Consolidated Financial Statements to the extent GAAP require the same to be reflected. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, and held under leases or sub-leases by the Company, Blacklist or the Company Subsidiary, are held under valid instruments enforceable against the Company, Blacklist or the Company Subsidiary in accordance with their respective terms, subject to applicable Laws of bankruptcy, insolvency or similar Laws relating to creditors’ rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of the Company’s, Blacklist’s and the Company Subsidiary’s equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted. Each of the Company and Blacklist owns or has the valid and subsisting right to use all assets and properties necessary to operate its business in the manner presently conducted.

Section 3.17.    Affiliates. Section 3.17 of the Company Disclosure Schedule sets forth the names and addresses of each Person who is, in the Company’s reasonable judgment, an Affiliate of the Company or of Blacklist. Neither the Company nor Blacklist is indebted to, nor does it owe any contractual commitment or arrangement to, with or for the benefit of, any director, officer, employee, Affiliate or agent of the Company, Blacklist or the Company Subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses). To the Company’s Knowledge, no current or former director, officer, employee, Affiliate or agent of the Company or of Blacklist is presently, or, in the last three years has been, the direct or indirect owner of an interest in any corporation, firm, association, or business organization which is a present (or potential) competitor, supplier or customer of the Company, Blacklist or the Company Subsidiary. Except for normal salaries and bonuses and reimbursement of ordinary expenses, since December 31, 2006, none of the Company, Blacklist or the Company Subsidiary has made any payments, loans or advances of any kind, or paid any dividends or distributions of any kind, to or for the benefit of the Stockholders, or any of their respective affiliates, associates or family members.

Section 3.18.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or Blacklist.

Section 3.19.    Certain Business Practices. None of the Company, Blacklist, the Company Subsidiary, nor, to the Company’s Knowledge, any directors, officers, agents or employees of the Company, Blacklist or the Company Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

Section 3.20.    Accounts Receivable. Subject to any reserves set forth in the Consolidated Financial Statements, the accounts receivable shown on the Consolidated Financial Statements represent bona fide claims for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Consolidated Financial Statements was calculated in accordance with GAAP and in a manner consistent with prior periods and is sufficient to provide for any losses which may be sustained on realization of the receivables.

Section 3.21.    Customers and Suppliers. No customer which individually accounted for more than 1% of the Company’s gross revenues or of Blacklist’s gross revenues during the 12-month period preceding the date hereof has canceled or terminated in writing, or made any written threat to the Company or to Blacklist to cancel or otherwise terminate or decrease its relationship with the Company or Blacklist, or has decreased materially its relationship with the Company or Blacklist or its usage of the services or products of the Company or Blacklist, as the case may be.

Section 3.22.   Corporate Approvals. The Board of Directors of the Company has, as of the date of this Agreement, determined that each of the Subsidiary Merger and the Upstream Merger is fair to, and in the best interests of the Company and its stockholders.

Section 3.23.    Proxy Statement. The information to be supplied by the Company and Blacklist for inclusion in Parent’s proxy statement (such proxy statement as amended or supplemented is referred to herein as the “Proxy Statement”) shall not at the time the Proxy Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by the Company and Blacklist for inclusion in the Proxy Statement to be sent in connection with the meeting of Parent’s stockholders to consider the approval of this Agreement (the “Parent Stockholders’ Meeting”) shall not, on the date the Proxy Statement is first mailed to Parent’s stockholders, and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement provided by the Company or Blacklist in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders’ Meeting which has become false or misleading.  Notwithstanding the foregoing, neither the Company nor Blacklist makes any representation or warranty with respect to any information supplied by Parent or any Person other than the Company or Blacklist which is contained in any of the foregoing documents.

Section 3.24.    Grants, Incentives and Subsidies. None of the Company, Blacklist or the Company Subsidiary has received any grants, incentive and subsidy programs from any Governmental Authority. None of the Company, Blacklist or the Company Subsidiary is subject to any obligation to pay royalties in connection with sales of its products.

Section 3.25.    Bank Accounts. Section 3.25 of the Company Disclosure Schedule contains a complete and correct list of each bank account or safe deposit box of the Company and Blacklist, the names and locations of all banks in which the Company or Blacklist has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto.

Section 3.26.    Books and Records. The books of accounts, minute books, stock record books, and other records of the Company and of Blacklist have been maintained in accordance with sound business practices in all material respects. The stock or ownership records of the Company as presented to Parent fairly and accurately reflect the record ownership of all of its outstanding shares of capital stock and securities convertible or exercisable into shares of capital stock. The membership ownership records of Blacklist as presented to Parent fairly and accurately reflect the record ownership of all of its membership interests and securities convertible or exercisable into membership interests.

Section 3.27.    Privacy and Data Security. To the Company’s knowledge, and without further inquiry, neither the Company, Blacklist nor the Company Subsidiary is subject to any Privacy Laws. For purposes of this section, “Privacy Laws” shall mean any law related to the protection, privacy and security of sensitive personal information, including without limitation, the Gramm-Leach-Bliley Act, the European Union Data Protection Directive and any similar federal, state or foreign law or regulation.

Section 3.28.  Stockholder Approval and Member Approval. The Subsidiary Merger, the Upstream Merger and the transactions contemplated hereby have been adopted and approved by each of the Stockholders of the Company upon the execution and delivery of this Agreement by each such Stockholder. The purchase of the membership interests of Blacklist and the transactions contemplated hereby have been adopted and approved by each of the members of Blacklist upon the execution and delivery of this Agreement by each of such members.

Section 3.29.    Representations and Warranties Complete. None of the representations or warranties made by the Stockholders, the Company or Blacklist herein or in any Company Disclosure Schedule hereto, or certificate furnished by the Company or Blacklist pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF
THE STOCKHOLDERS AND HOLDERS OF
THE MEMBERSHIP INTERESTS

Each Stockholder and holder of the Membership Interests, severally but not jointly, represents and warrants to Parent, but solely with respect to such Stockholder / holder of the Membership Interests, as follows:

Section 4.01.    Authorization of Agreements, Etc.

(a)  Such Stockholder has full legal capacity and unrestricted power to execute and deliver each Transaction Document to which such Stockholder is a party, and to perform his or her obligations hereunder and thereunder.

(b)  The execution and delivery by each Stockholder of this Agreement and each Transaction Document to which such Stockholder is a party, and the performance by each Stockholder of his or her obligations hereunder and thereunder, have been duly authorized by all requisite action, and will not violate any provision of Law, any order of any court or other agency of government, any judgment, award or decree or any provision of any indenture, agreement or other instrument to which such Stockholder is a party, or by which such Stockholder or any of such Stockholder’s properties or assets is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a material default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of such Stockholder.

Section 4.02.    Validity. This Agreement has been duly executed and delivered by such Stockholder and constitutes, and each other Transaction Document to which such Stockholder is a party, when executed and delivered by such Stockholder as contemplated hereby, will constitute, the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 4.03.    Title to Shares / Membership Interests. Such Stockholder is the lawful holder of record and beneficial owner of the number of shares of Company Common Stock and/or Company Class B Common Stock, as applicable, set forth opposite the name of such Stockholder in Schedule I to this Agreement under the heading “Common Shares,” and such Stockholder is the lawful holder of record and beneficial owner of the membership interests of Blacklist set forth opposite the name of such Stockholder in Table A of Schedule II to this Agreement, in each case free and clear of any and all pledges, security interests, Liens, charges or other encumbrances of any nature whatsoever. The delivery by each Stockholder of certificates or instruments and agreements evidencing the number of Common Shares set forth opposite the name of such Stockholder as aforesaid, duly endorsed for transfer or accompanied by stock transfer powers duly endorsed in blank, to Parent pursuant to Section 2.06(b) above, against payment or in exchange for the securities provided pursuant to Section 2.04(a) above, will transfer valid record title and beneficial ownership to said Common Shares to Parent, free and clear of any and all pledges, security interests, liens, charges or other encumbrances of any nature whatsoever. The delivery by each holder of Membership Interests of certificates or instruments and agreements evidencing the Membership Interests set forth opposite the name of such holder as aforesaid, duly endorsed for transfer or accompanied by stock transfer powers duly endorsed in blank, to Parent pursuant to Section 2.17 above, against payment provided pursuant to Section 2.17 above, will transfer valid record title and beneficial ownership to said Membership Interests to Parent, free and clear of any and all pledges, security interests, liens, charges or other encumbrances of any nature whatsoever.

Section 4.04.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

Section 4.05.    Accredited Investor or Non-U.S. Person. Such Stockholder, is either an accredited investor, a non-U.S. Person or has sufficient knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the acquisition of Parent Common Stock pursuant to this Agreement and is capable of making an informed investment decision with respect to such acquisition of Parent Common Stock.

Section 4.06.    Interested Party Transactions.

(a)  Neither such Stockholder nor any member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees.

(b)  Neither such Stockholder nor any member of his or her immediate family is, directly or indirectly, interested in any Material Contract (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

Section 4.07.    Tax Treatment of the Merger. Each Stockholder represents and warrants that it has independently obtained advice from its own independent legal counsel and/or tax accountant regarding tax matters, including the tax treatment of the Mergers, and each Stockholder is relying solely on such advice. Each Stockholder represents and warrants that it is not relying upon any advice or any information or material furnished by Parent, or their representatives or affiliates, whether oral or written, expressed or implied, of any nature whatsoever regarding any tax matters, including the tax treatment of the Mergers.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company and the Stockholders as follows:

Section 5.01.    Organization and Qualification; Subsidiaries. Parent and each directly and indirectly owned Subsidiary of Parent (the “Parent Subsidiaries”) has been duly incorporated or otherwise organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent and each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.02.    Capitalization.

(a)  As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 21,000,000 shares of Parent Common Stock, of which 5,868,334 shares were issued and outstanding at September 30, 2007, and (ii) 1,000,000 shares of Preferred Stock, par value $0.0001 per share, of which no shares are currently issued and outstanding. All of the outstanding shares of the Parent Common Stock have been validly issued and are fully paid and nonassessable and not subject to preemptive rights.

(b)  All of the shares of the Parent Common Stock to be issued to the Stockholders in connection with the transactions contemplated hereby, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and not subject to any contractual restriction, preemptive rights or similar contractual rights granted by Parent.

(c)  Except as contemplated by this Agreement or the Parent SEC Reports (as defined in Section 5.09(a) below), there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Parent is a party or by which the Parent is bound with respect to any equity security of any class of the Parent.

Section 5.03.    Authority Relative to this Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party by Parent and the consummation by Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any other Transaction Document to which Parent is a party or to consummate such transactions, other than the Parent Stockholder Approval. This Agreement has been, and each other Transaction Document to which it is a party will be, duly executed and delivered by Parent. Assuming the due authorization, execution and delivery by the Company and the Stockholders, this Agreement constitutes, and each other Transaction Document to which it is a party will constitute, legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 5.04.    No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by Parent and the execution and delivery of each other Transaction Document to which it is a party by Parent, do not, and the performance by Parent of its obligations hereunder and/or thereunder, as the case may be, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate any provision of the organizational documents of Parent or any equivalent organizational documents of any Parent Subsidiary, (ii) conflict with or violate any Law applicable to Parent or any other Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of Parent or any Parent Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation in each case, with respect to clauses (ii) and (iii) of this Section 5.04(a), which will result in a Parent Material Adverse Effect.

(b)  Assuming the accuracy of the representations and warranties set forth in Article III and Article IV, the execution and delivery of this Agreement by Parent do not, and the execution of each other Transaction Document to which it is a party will not, and the performance by Parent of its obligations hereunder and the consummation of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing by Parent with or notification by Parent to, any Governmental Entity.

Section 5.05.   Board Approval. The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Mergers and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Mergers are in the best interests of the stockholders of Parent, (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets, and (iv) determined to recommend to Parent’s stockholders that they vote in favor of the proposals to be presented at the Parent Stockholders’ Meeting.

Section 5.06.    Trust Fund. As of the date hereof and immediately prior to the Closing, Parent has at least $27,400,000 invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by American Stock Transfer & Trust Company (the “Trust Fund”). At the Closing, Parent may use a portion of such funds (A) as Parent is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s organizational documents, (B) as are needed to pay the deferred underwriter’s discount to EarlyBirdCapital as more fully described in the Underwriting Agreement entered into in connection with the initial public offering of Parent and (C) to pay any expenses of Parent incurred in connection with its pursuit of a business combination in excess of the cash held out of the trust account.

Section 5.07.    Subsidiaries.

(a)  Except for Merger Sub, which is a wholly owned subsidiary of Parent, Parent has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Complete and correct copies of the charter documents of Merger Sub, as amended and currently in effect, have been delivered to the Company or its counsel. Merger Sub is not in violation of any of the provisions of the Merger Sub’s charter documents.

(c)  Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

Section 5.08.    Compliance. Each of Parent and Merger Sub has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent or Merger Sub. The business and activities of Parent and Merger Sub have not been and are not being conducted in violation of any Legal Requirements. Neither Parent nor Merger Sub is in default or violation of any term, condition or provision of its charter documents. No written notice of non-compliance with any Legal Requirements has been received by Parent or Merger Sub.

Section 5.09.    SEC Filings; Financial Statements.

(a)  Parent has made available to the Company and the Stockholders a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

(b)  Each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

Section 5.10.    No Undisclosed Liabilities. Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since September 30, 2007 in the ordinary course of business, none of which would have a Parent Material Adverse Effect.

Section 5.11.    Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since September 30, 2007, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent, (vii) any issuance of capital stock of Parent, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

Section 5.12.    Litigation. There are no claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

Section 5.13.    Employee Benefit Plans. Parent does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 5.14.    Labor Matters. Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent, nor does Parent know of any activities or proceedings of any labor union to organize any such employees.

Section 5.15.    Business Activities. Since its organization, Parent has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parent’s organizational documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.16.    Title to Property. Parent does not own or lease any real property or personal property. There are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

Section 5.17.    Taxes.

(a)  Parent has timely filed all Tax Returns required to be filed by Parent with any Tax authority prior to the date hereof, except such Tax Returns which are not material to Parent. All such Tax Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Tax Returns.

(b)  All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)  Parent has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)  No audit or other examination of any Tax Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

(e)  No adjustment relating to any Tax Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(f)  Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

Section 5.18.    Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect: (i) Parent has complied with all applicable Environmental Laws; (ii) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Parent has not been associated with any release or threat of release of any Hazardous Substance; (iv) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (v) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

Section 5.19.    Brokers. Except with respect to the payment of deferred underwriting discounts upon consummation of a business combination, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

Section 5.20.    Intellectual Property. Parent does not own, license or otherwise have any right, title or interest in any material Intellectual Property, except non-exclusive rights to the name “Fortissimo.”

Section 5.21.    Agreements, Contracts and Commitments.

(a)  Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (a) creates or imposes a liability greater than $250,000, or (b) may not be cancelled by Parent on less than 30 days’ or less prior notice (“Parent Contracts”).

(b)  Each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto.

(c)  Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Parent Material Adverse Effect.

Section 5.22.    Insurance. Except for directors’ and officers’ liability insurance, Parent does not maintain any insurance policies.

Section 5.23.    Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. To Parent’s Knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. To Parent’s Knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

Section 5.24.    Indebtedness. Parent has no indebtedness for borrowed money.

Section 5.25.    Over-the-Counter Bulletin Board Quotation. Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to Parent's Knowledge, threatened against Parent by Nasdaq or NASD, Inc. (“NASD”) with respect to any intention by such entities to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.

Section 5.26.    Governmental Filings. Parent has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent of its business (as presently conducted) or used or held for use by Parent, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and will not expire prior to December 31, 2008, and Parent is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 5.27.    Representations and Warranties Complete. None of the representations or warranties made by the Parent herein, or certificate furnished by the Parent pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE VI.

COVENANTS

Section 6.01.    Conduct of Business by the Company Pending the Closing. The Company, for itself, Blacklist and the Company Subsidiary, and Parent each agrees that, between the date of this Agreement and the Closing Date, except as set forth in this Agreement or unless the other party shall otherwise agree in writing, (x) its business shall be conducted only in, and it shall not take any action except in, the ordinary course of business consistent with past practice and (y) it shall use its reasonable efforts to keep available the services of such of the current officers, significant employees and consultants and to preserve its current relationships with such of the corporate partners, customers, suppliers and other Persons with which it has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, neither the Company nor Parent shall, between the date of this Agreement and the Closing Date, directly or indirectly, do, or agree to do, and the Company will cause Blacklist and the Company Subsidiary not to do or agree to do, any of the following without the prior written consent of the other party:

(a)  amend or otherwise change its Organizational Documents;

(b)  (i) issue or sell or authorize the issuance or sale of any shares of capital stock of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest); or (ii) pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the pledge, disposition, grant, transfer, lease, license or encumbrance of any property or assets, except sales of inventory in the ordinary course of business consistent with past practice;

(c)  (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or Person or any division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money or make any loans or advances material to its business, assets, liabilities, financial condition or results of operations; (iii) terminate, cancel or request any material change in, or agree to any material change in, any Material Contract or License Agreement; (iv) make or authorize any capital expenditure, other than, with respect to the Company, capital expenditures in the ordinary course of business consistent with past practice that have been budgeted for fiscal year 2007 and disclosed to Parent in the Company Disclosure Schedule and that are not, in the aggregate, in excess of $150,000 for the Company; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01(c), other than, with respect to the Company, any contract, agreement, commitment or arrangement to lease property or incur indebtedness in connection with the establishment of new offices of the Company in Los Angeles, California and London, United Kingdom;

(d)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than as described in Section 6.22 below;

(e)  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(f)  amend the terms of, repurchase, redeem or otherwise acquire, any of its securities or propose to do any of the foregoing;

(g)  with respect to the Company, Blacklist and the Company Subsidiary only: (i) increase the compensation payable or to become payable to its directors, officers, consultants or employees, other than to increase the salary of a director, officer, consultant or employee consistent with past practice and not in excess of 20% of the salary paid to such director, officer, consultant or employee during the prior fiscal year; (ii) grant any rights to severance or termination pay to its directors, officers, consultants or employees; or (iii) enter into any employment or severance agreement which provides benefits upon a change in control of the Company that would be triggered by the transactions contemplated hereby with, any director, officer, consultant or other employee of the Company, Blacklist or the Company Subsidiary, in each case who is not currently entitled to such benefits; (iv) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of the Company, Blacklist or the Company Subsidiary, except to the extent required by applicable Law or the terms of a collective bargaining agreement; or (v) enter into or amend any contract, agreement, commitment or arrangement between the Company, Blacklist or the Company Subsidiary and any of the Company’s directors, officers, consultants or employees;

(h)  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, and with respect to the Company only, such payment of liabilities reflected or reserved against on the audited consolidated balance sheet of the Company dated as of December 31, 2006 previously presented to Parent and only to the extent of such reserves;

(i)  make any change with respect to its accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by GAAP;

(j)  make any Tax election, settle or compromise any Tax liability, or make any application for, negotiate or receive a Tax ruling or arrangement, whether or not in connection with the Mergers, on its own behalf or on behalf of any of its shareholders in connection with the Mergers, in each case, except as explicitly contemplated in this Agreement;

(k)  cancel or terminate any insurance policy naming it as a beneficiary or a loss payee, except in the ordinary and usual course of business;

(l)  maintain its books and records in a manner not consistent with past business practices;

(m)   take any action which would materially adversely affect the goodwill of its suppliers, customers and others with whom it has business relations;

(n)  fail to pay and perform all of its debts, obligations and liabilities as and when due and all leases, agreements, contracts and other commitments to which it is a party in accordance with the terms and provisions thereof;

(o)  fail to comply in all material respects with all Laws that may be applicable to its business; or

(p)  authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder or result in any of the conditions to the Closing set forth herein not being satisfied.

Section 6.02.    Notices of Certain Events. Each of Parent and the Company shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened (in each case, after the date hereof) against, relating to or involving or otherwise affecting Parent or the Company, or that relate to the consummation of the transactions contemplated hereby; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Material Contract; and (v) any change that could reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, or to delay or impede the ability of Parent, the Company or any of the Stockholders to perform their respective obligations under this Agreement and to effect the consummation of the transactions contemplated hereby.

Section 6.03.    Access to Information; Confidentiality.

(a)  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or the Company is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Closing Date, Parent and the Company shall (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon reasonable prior notice to its officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish reasonably promptly such information concerning its business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

(b)  The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.03 or pursuant to the Confidentiality Agreement. The Stockholders hereby agree to be bound by the terms of the Confidentiality Agreement as if they were parties thereto.

Section 6.04.    No Solicitation of Transactions.

(a)  Prior to October 11, 2008, the Company and the Stockholders shall not, directly or indirectly, and shall cause the Company’s Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to the Stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the Company’s Representatives to take any such action. Any violation of the restrictions set forth in this Section 6.04 by any Representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.04 by the Company. The Company shall notify Parent promptly if any proposal or offer, or any inquiry or contact with any Person with respect thereto, regarding a Competing Transaction is made, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such Competing Transaction, and shall keep Parent apprised, on a current basis, of the status of such Competing Transaction. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(b)  In the event that the Company breaches the provisions of this Section 6.04, the parties hereto agree that, due to the irreparable harm this may cause the Parent, in addition to any other remedies available to it under law, Parent shall be entitled to seek injunctive relief against the threatened breach of this Agreement. Notwithstanding the foregoing, in the event that the Company breaches the provisions of this Section 6.04 and closes any Competing Transaction which is the subject of such breach at any time prior to October 11, 2008, then the Company shall pay to Parent the sum of $2,000,000, which payment shall be due and payable within one (1) Business Day following the closing of such Competing Transaction, plus any out-of-pocket expenses incurred by Parent prior to such date, as liquidated damages and not as a penalty amount, and in lieu of any other right or remedy that Parent may have against the other parties to this Agreement for such breach.

Section 6.05.    Further Action; Consents; Filings.

(a)  Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated hereby, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the transactions contemplated hereby required under any applicable Laws. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings.

(b)  Each of the Company and Parent will give any notices to third Persons, and use commercially reasonable efforts to obtain any consents from third Persons necessary, proper or advisable (as determined in good faith by Parent with respect to such notices or consents to be delivered or obtained by the Company) to consummate the transactions contemplated by this Agreement.

Section 6.06.    Certain Tax Matters.

(a)  Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)  Tax Returns. The following provisions shall govern the allocation of responsibility as between Parent and the Stockholders for certain Tax matters following the Closing Date:

(i)  The Parent shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns of the Company, Blacklist and the Company Subsidiary, provided, however, that the Stockholders’ Representative shall be responsible for any partnership Tax Returns of Blacklist for taxable periods ending on or before the Closing Date. The Parent shall permit the Stockholders’ Representative, at its expense, an opportunity to review and make reasonable comment on any such Tax Returns prior to filing if the payment of the Tax shown as due and payable on such Tax Return would give rise to an indemnification obligation by the Stockholders pursuant to Article IX. The Parent agrees to consider reasonable comments provided by the Stockholders’ Representative to Parent within seven (7) days after receipt of such draft or pro forma Tax Return. The Parent shall not be required to delay, or cause to be delayed, the filing of such Tax Return pending resolution of any dispute arising with respect such Tax Return. Within five (5) days after receiving a written request from the Parent, the Stockholders shall pay to the Parent an amount equal to any Taxes shown on such Tax Returns that relate to the operations of the Company, Blacklist or the Company Subsidiary for any period ending (or deemed pursuant to Section 6.06(b)(iii) to end) on or before the Closing Date.

(ii)  The Parent and the Stockholders agree that if the Company, Blacklist or the Company Subsidiary is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Parent and the Stockholders shall treat such day as the last day of a taxable period.

(iii)  The portion of any Taxes for a taxable period beginning before and ending after the Closing allocable to the portion of such period ending on the Closing Date shall be deemed to equal (A) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 6.06(a), the amount which would be payable if the taxable year ended with the Closing Date, and (B) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of Section 6.06(b)(iii)(A) any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending on the Closing Date and the period beginning the day after the Closing Date.

(iv)  Parent and the Stockholders further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)  Cooperation on Tax Matters. Parent, the Company and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parent and the Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company, the Company Subsidiary and Blacklist relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Parent or the Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

(d)  Tax Audits. Parent shall have the sole right to represent the interests of the Company, Blacklist and the Company Subsidiary in all Tax audits or administrative or court proceedings, provided, however, that Parent shall have no obligation to represent the interests of Blacklist with respect to any partnership proceeding for taxable periods ending on or before the Closing Date. If any taxing authority asserts a claim, makes an assessment or otherwise disputes or affects any Tax for which the Stockholders are responsible hereunder Parent shall, promptly upon receipt by Parent or the Company of written notice thereof, inform the Stockholders’ Representative thereof. The failure of Parent or the Company or their Affiliates timely to forward such notification in accordance with the immediately preceding sentence shall not relieve the Stockholders of their obligation to pay such liability for Taxes except and to the extent that the failure timely to forward such notification actually prejudices the ability of the Stockholders to contest such liability for Taxes or increases the amount of such Taxes. The Stockholders’ Representative shall have the right to participate, at the Stockholders’ expense, in any Tax audit or administrative or court proceeding relating to taxable periods of the Company which end on or before the Closing Date if the results of such Tax audit or proceeding could reasonably be expected to give rise to an indemnification obligation by the Stockholders’ hereunder for Taxes; provided, that the Stockholders’ Representative must provide written notice to the Parent of its participation within thirty (30) days of receiving notice from the Parent of such proceeding; and provided, further, the Parent shall not settle or compromise such Tax audit or administrative or court proceeding without the written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld or delayed.

(e)  Withholding. Notwithstanding any other provision in this Agreement, the Parent and the Company shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by law and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Stockholders and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Stockholders or other recipient of payments in respect of which such deduction and withholding was made.

(f)  Plan of Reorganization. The parties hereto intend that the Subsidiary Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income tax purposes, shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Income Tax Regulations. The parties are not aware of any facts or circumstances that would preclude the Subsidiary Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income tax purposes, from qualifying for treatment as a reorganization for U.S. federal income tax purposes and have not and will not take any actions inconsistent with such treatment.

(g)  Tax Treatment of Indemnity Payments. The Stockholders and Parent agree to treat any indemnity payment made pursuant to Article IX as an adjustment to the purchase price for federal, state, local and foreign income tax purposes.

(h)  Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company, Blacklist or the Company Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, none of the Company, Blacklist or the Company Subsidiary shall be bound thereby or have any liability thereunder.

(i)  Tax Treatment of Blacklist Interests Purchase; Allocation of Blacklist Interests Amount. Each of Parent, the Company and the Members agree to treat the sale by the Members of Blacklist of all of the equity interests in Blacklist to Parent as a taxable sale of the assets of Blacklist (the “Blacklist Assets”) to Parent for federal income tax purposes. Each of the Members will include any income, gain, loss or deduction resulting from the taxable transfer of the Blacklist Assets on such Member’s Tax Return to the extent required by applicable Law and the Members shall pay or cause to be paid any Taxes imposed as a result of such asset transfer. Attached hereto as Schedule 6.06(i) is a schedule allocating the Blacklist Interests Amount, any assumed liabilities of Blacklist and other relevant items among the Blacklist Assets pursuant to Section 1060 of the Code and the regulations thereunder and comparable provisions of state and local law (the “Allocation Schedule”). The Allocation Schedule shall be final and binding on the parties for Tax and financial accounting purposes, the parties shall file all Tax Returns in a manner consistent with such Allocation Schedule and no party shall take any position that is inconsistent with the Allocation Schedule in any audit, examination or other proceeding relating to Taxes.

Section 6.07.    Public Announcements. Until the earlier of termination of this Agreement or the Closing Date, the Parent, on the one hand, and the Company and the Stockholders, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement that is not approved by the other party, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, nothing contained in this Section shall impair either Party’s compliance with any Law applicable to it, or any requirements of the SEC or the national securities exchange or other stock market on which such Party’s securities are traded; and, provided further, that Parent may issue external media and investor communications related to the transactions contemplated by this Agreement if such external media or investor communications are in accordance with Parent’s past practice for disclosures related to similar transactions.

Section 6.08.    Proxy Statement; Parent Stockholders’ Meeting.

(a)  As promptly as practicable after the execution of this Agreement, Parent will prepare and file the Proxy Statement with the SEC.  The Proxy Statement will include the information required under applicable Law for the purpose of soliciting proxies of the stockholders of Parent to vote in favor of (i) the approval of this Agreement, the Mergers and the Interests Purchase; (ii) the change of the name of Parent to “Psyop, Inc.”; (iii) an amendment to Parent’s Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock to 40,000,000; (iv) an amendment to Parent’s Certificate of Incorporation to make Parent’s corporate existence perpetual and to delete therefrom provisions that will no longer be applicable upon consummation of the Subsidiary Merger; (v) the election of directors; (vi) the approval of an equity incentive plan for the benefit of the employees of and consultants to the Surviving Corporation as well as for the benefit of employees, consultants and directors of Parent, in an amount not to exceed 9.4% of the outstanding share capital of Parent immediately following the Closing; and (vii) an adjournment proposal to permit further solicitation and the vote of proxies if, based upon the tabulated vote at the time of the meeting with respect to which the Proxy Statement is delivered to Parent’s stockholders, Parent is not authorized to consummate the Mergers and the Interests Purchase. In connection therewith, the Company will provide to Parent as soon as practicable after the date hereof audited financial statements in accordance with applicable SEC rules and regulations. The Company and its counsel shall be given the opportunity to review and comment on the preliminary Proxy Statement and all amendments thereto prior to their being filed with the SEC. Parent will respond to any comments of the SEC, and Parent will use its commercially reasonable efforts to mail the Proxy Statement to its stockholders at the earliest practicable time. As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare and file any other filings required under the Exchange Act, the Securities Act, or any other federal, foreign or blue sky laws relating to the Mergers and the transactions contemplated by this Agreement, (collectively, the “Other Filings”).  Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, the Mergers or any Other Filing. The Proxy Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company and Parent, such amendment or supplement. The proxy materials will be sent to the stockholders of Parent for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of the adoption of this Agreement and the approval of the Mergers (“Parent Stockholder Approval”) at the Parent Stockholders’ Meeting.  Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Parent Common Stock.

(b)   As soon as practicable following its approval by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholders’ Meeting in accordance with the DGCL the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Mergers and the other matters presented to the stockholders of Parent for approval or adoption at the Parent Stockholders’ Meeting, including, without limitation, the matters described Section 6.08(a).

(c)  Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting.  Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement).  The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement will not as of date of its distribution to the holders of Parent Common Stock (or any amendment or supplement thereto) or at the time of the Parent Stockholders’ Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d)  Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement, the approval of the Mergers and the approval of the other proposals to be presented for consideration at the Parent Stockholders’ Meeting, and shall otherwise use reasonable best efforts to obtain the Parent Stockholder Approval.

Section 6.09.    Other Actions.

(a)  At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Mergers in any report or form to be filed with the SEC (the “Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing.  Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Mergers hereunder (the “Press Release”).  No later than four Business Days after the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release.

(b)  The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Mergers and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Parent) and/or any Governmental Entity in order to consummate the Mergers or any of the other transactions contemplated hereby.  Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated hereby.  In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c)  The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part, subject to compliance with the applicable rules of whichever exchange Parent shall seek the listing of its shares following the closing of the Subsidiary Merger, to have its Board of Directors consist of seven (7) persons: three (3) directors selected by the Company, at least one of whom is an independent director under the applicable rules of the SEC and whichever exchange Parent shall seek the listing of its shares following the closing of the Subsidiary Merger; two (2) directors selected by Parent, at least one of whom is an independent director under the applicable rules of the SEC and whichever exchange Parent shall seek the listing of its shares following the closing of the Merger; and two (2) directors jointly selected by Parent and Company, each of whom is an independent director under the applicable rules of the SEC and whichever exchange Parent shall seek the listing of its shares following the closing of the Mergers.

(d)  As soon as practicable following the Closing, Parent will establish an equity incentive plan for the benefit of the employees of and consultants to the Surviving Corporation as well as for the benefit of employees, consultants and directors of Parent, in an amount not to exceed 9.4% of the outstanding share capital of Parent immediately following the Closing.

Section 6.10.    Required Information. In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated hereby.  Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Section 6.11.  Listing. Parent shall use its best efforts to obtain the listing of the Parent Common Stock on the Nasdaq Capital Market as soon as practicable following the Closing, provided, however, that if Parent does not meet the listing requirements for the Nasdaq Capital Market at the time of the Closing, this obligation shall not take effect until such time as Parent does meet such listing requirements.

Section 6.12.  Registration. No later than 11 months following the Closing Date, Parent will use its best efforts to prepare and file with the SEC a registration statement on Form S-3 or, if Form S-3 is not available to Parent, another form that can be used for such purposes (the “Registration Statement”) covering the resale to the public by the Stockholders of the shares of Parent Common Stock issuable pursuant to the Merger Agreement and not forfeited pursuant to the Restricted Stock Agreements (the “Registrable Shares”). Parent shall respond to any comments of the SEC and shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings. Parent shall use its best efforts to keep such Registration Statement effective for a period commencing on the date on which the SEC declares such Registration Statement effective and ending on the earliest of (i) the first date upon which all of the Registrable Securities have been sold pursuant to such Registration Statement or (ii) the date upon which all of the Registrable Securities first become eligible for resale pursuant to Rule 144 under the Securities Act without restriction.

Section 6.13.   No Claim Against Trust Fund. The Company acknowledges that, if the transactions contemplated by this Agreement are not consummated by October 11, 2008, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company hereby waives all rights against Parent to collect from the Trust Fund any moneys that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent, and will not seek recourse against the Trust Fund for any reason whatsoever.

Section 6.14.    No Securities Transactions. Neither the Company nor any of its affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

Section 6.15.  Disclosure of Certain Matters. The Company and the Stockholders will provide the Parent with prompt written notice of any event, development or condition that (a) would cause the Company’s or the Stockholders’ representations and warranties to become untrue or misleading or which may affect their ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VII will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to the Proxy Statement. The Company and the Stockholders shall have the obligation to supplement or amend the Company Disclosure Schedule being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule. The obligations of the parties to amend or supplement the Company Disclosure Schedule being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 8.02(a), 9.02, 9.03(a)(i) and 10.01(d), the representations and warranties of the Company and the Stockholders shall be made with reference to the Company Disclosure Schedule as it exists at the time of execution of this Agreement, subject to such anticipated changes as are set forth in this Agreement, otherwise expressly contemplated by this Agreement or which are set forth in the Company Disclosure Schedule as it exists on the date of this Agreement.

Section 6.16.  Company Actions. The Company shall use its best efforts to take such actions as are necessary to fulfill its obligations under this Agreement and to enable Parent and Merger Sub to fulfill their obligations hereunder.

Section 6.17.    Stockholder Restrictions. Prior to the Effective Time, the Company shall cause each Stockholder to enter into the Lock-up and Trading Restriction Agreement. The certificates representing the shares of Parent Common Stock to be received by any Stockholder of the Company shall bear legends to the effect set forth in Section 7.02 of this Agreement, as well as legends indicating that such shares may not be transferred other than in compliance with the provisions of the Lock-up and Trading Restriction Agreement.

Section 6.18.    Upstream Merger. Parent and the Company shall take all steps and actions as shall be required to cause the Surviving Corporation and Parent to consummate the Upstream Merger as set forth in Section 2.18.

Section 6.19.    Proxy Statement. If at any time prior to the Effective Time, any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent.

Section 6.20.    83(b) Elections. Each Stockholder shall make an election under Section 83(b) of the Code with respect to any shares subject to the Restricted Stock Agreements within thirty (30) days from the Closing Date and provide a signed copy of such election to the Parent.

Section 6.21.    Operations in Israel. The Company hereby undertakes to use its best efforts to establish operations in Israel as soon as practicable following the closing of the transactions contemplated hereby.

Section 6.22.    Dividend Payment. Notwithstanding any other provision in this Agreement, the Company may declare a dividend prior to the closing of the transactions contemplated hereby out of available cash on hand, assuming that there is adequate surplus for the payment of such dividend, the aggregate amount of such dividend to be equal to (a) the Company’s 2007 net income, minus (b) $520,000, assuming such figure is a positive number; provided, however, that 50% of such dividend shall be payable on the date following January 1, 2008 on which such dividend is declared, which such declaration may be based upon the Company’s unaudited financial statements for the 2007 fiscal year, and that the remaining 50% of such dividend shall be payable on the closing of the transactions contemplated by this agreement, which such amounts shall be based upon the Company’s audited financial statements for the 2007 fiscal year; and provided, further, that in no event shall the aggregate amount of such dividend exceed the Company’s net cash (defined as cash and cash equivalents less current liabilities) on the date of such dividend payment.

Section 6.23.  280G Approval. Prior to the Closing Date, the Company shall receive a written waiver from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) of his or her right to any and all payments or other benefits that could be deemed “parachute payments” under Section 280G(b) of the Code (determined without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) if such payments are not approved by the Stockholders in a manner that satisfies the requirements of Section 280G(b)(5)(B) and any regulations (including proposed regulations) thereunder. After receipt of such written waivers and prior to the Closing Date, the Company shall solicit shareholder approval of any and all such payments or benefits in a manner that satisfies the requirements for the exemption under Section 280G(b)(5)(A)(ii) of the Code and any regulations (including proposed regulations) issued thereunder, including the Company's provision of adequate disclosure to all Stockholders of all material facts concerning all payments that, in the absence of such shareholder approval, could be classified as “parachute payments” to a “disqualified individual” under Section 280G of the Code. The Company shall provide such adequate disclosure to the Stockholders in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and any regulations (including proposed regulations) issued thereunder. The form of waiver, solicitation of approval, and disclosure materials must be reasonably satisfactory to Parent, which shall have an opportunity to review such forms and materials before the waivers and approval are sought.

ARTICLE VII.

STOCK MATTERS

Section 7.01.    Transfer of Shares. A holder of the shares of Parent Common Stock may transfer all or any part of his or its shares to any Affiliate of such holder; provided, that any such transfer shall be effected in full compliance with all applicable federal and state securities laws, including, but not limited to, the Securities Act, and further provided, that in any such case, it shall be a condition to any such transfer that the transferee execute an agreement stating that the transferee is receiving and holding the shares of Parent Common Stock subject to the provisions of this Agreement, and there shall be no further transfer of such shares except in accordance with this Agreement. Parent will effect such transfer of restricted certificates and will promptly amend the Prospectus forming a part of the Registration Statement to add the transferee to the selling stockholders in the Registration Statement; provided that the transferor and transferee shall be required to provide Parent with the information requested by Parent in this Agreement, information reasonably necessary for Parent to determine that the transfer was effected in accordance with all applicable federal and state securities laws, including, but not limited to, the Securities Act, and all other information reasonably requested by Parent from time to time in connection with any transfer, registration, qualification or compliance referred to in this Article VII.

Section 7.02.    Restricted Securities, Stock Certificate Legend. The Stockholders acknowledge that the issuance by Parent of shares of Parent Common Stock to them hereunder has not and will not be registered under the Securities Act by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that such shares will be deemed “restricted securities” for purposes of the Securities Act. The Stockholders acknowledge that any certificate or certificates representing shares of Parent Common Stock issued pursuant to this Agreement shall bear the following legend, in addition to any legend that may be required by any Law or any other provisions of this Agreement:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER SAID ACT OR (ii) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.”

Section 7.03.    Reservation of Stock. Parent shall at all times reserve and keep available out of its authorized but unissued shares of Parent Common Stock, solely for the purpose of issuance of the shares of Parent Common Stock hereunder, a sufficient number of shares of Parent Common Stock to issue such shares, and if at any time the number of authorized but unissued shares of Parent Common Stock shall not be sufficient to issue the shares of Parent Common Stock that Parent is required to issue pursuant to the terms of this Agreement, in addition to such other remedies as shall be available to the holders of the Company Capital Stock, Parent will use its reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Parent Common Stock to such number of shares as shall be sufficient for such purposes.

Section 7.04.    No Stockholder Rights. Prior to the issuance of the shares of Parent Common Stock pursuant to the terms of this Agreement, the holders of the Company Capital Stock shall not be entitled, by virtue of this Agreement, to any rights of a stockholder of Parent, including (without limitation) the right to vote, receive dividends or other distributions or be notified of stockholder meetings, and except as otherwise provided herein, the holders of the Company Capital Stock shall not be entitled to any notice or other communication concerning the business or affairs of the Parent, except as required by Law.

Section 7.05.    Compliance with Law or Stock Exchange. If at any time after Closing, any new Law, rule or regulation is enacted or promulgated by (i) any national securities exchange; or (ii) any federal or state securities authority having jurisdiction over Parent, which must be satisfied in the good faith determination of Parent as a condition of the issuance of any shares of Parent Common Stock pursuant to the terms of this Agreement, or if the consent or approval of a Governmental Entity to the issuance of any shares of Parent Common Stock must be obtained as a condition to such issuance, in whole or in part, then Parent may delay such issuance until such condition has been satisfied. Parent and the holders of the Company Capital Stock mutually agree to cooperate with one another to satisfy any such condition as promptly as possible and to provide any information, representations and agreements as are required for such purpose.

ARTICLE VIII.

CONDITIONS PRECEDENT

Section 8.01.    Conditions Precedent to the Obligations of Each Party. The obligations of the parties hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

(a)  no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting its consummation; and

(b)  all consents, approvals and authorizations legally required to be obtained to consummate the transactions contemplated hereby shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization would not reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect;

(c)  the Parent Stockholder Approval shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the state of Delaware and the Parent’s organizational documents and an executed copy of an amendment to Parent's Certificate of Incorporation to change the existence of Parent to be perpetual shall have been filed with the Secretary of State of the State of Delaware to be effective as of the Closing; and

(d)  holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s organizational documents.

Section 8.02.    Conditions Precedent to the Obligation of Parent. The obligation of Parent to consummate the transactions contemplated by this Agreement is subject, at the option of Parent, to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a)  Accuracy of Representations and Warranties. The representations and warranties of the Company and each Stockholder contained in this Agreement or in any certificate or document delivered to Parent pursuant hereto shall be true and correct in all material respects (other than representations and warranties subject to “materiality” or “material adverse effect” qualifiers, which shall be true and correct in all respects) both when made and on and as of the Closing Date as though made at and as of the Closing Date (other than representations and warranties which address matters only as of a certain date which shall be so true and correct as of such certain date), and, if the Closing Date shall occur on a date other than the date hereof, the Company and each Stockholder shall have so certified to Parent in writing.

(b)  Compliance with Covenants. The Company and each Stockholder shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and, if the Closing Date shall occur on a date other than the date hereof, the Company and each Stockholder shall have so certified to Parent in writing.

(c)  All Proceedings To Be Satisfactory. All proceedings to be taken by the Company and the Stockholders in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent and its counsel, and Parent and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(d)  No Material Adverse Change. There shall not have occurred since the date of this Agreement any Company Material Adverse Effect, and the Company and each Stockholder shall have so certified to Parent in writing.

(e)  Opinion of Counsel. Parent shall have received the opinion of Graubard Miller, counsel to the Company, in substantially the form of Exhibit D hereto.

(f)  Consents and Approvals. The authorizations, consents, waivers and approvals set forth in Section 3.05(c) of the Company Disclosure Schedule shall have been duly obtained and shall be in form and substance satisfactory to counsel for Parent.

(g)  SAS 100. Parent shall have received a review report, reasonably satisfactory in form and substance to Parent, from the Company’s independent public accountants, pursuant to Statement of Accounting Standards No. 100.

(h)  Employment Agreements. Employment Agreements in substantially the form set forth in Exhibit B hereto and otherwise in form and substance satisfactory to Parent and its counsel shall have been executed and delivered by the Company and each of the employees of the Company listed on Section 8.02(i) of the Company Disclosure Schedule (the “Identified Employees”).

(i)  Proprietary Rights, Non-Disclosure, Developments, Non-Competition and Non-Solicitation Agreements. Proprietary Rights, Non-Disclosure, Developments, Non-Competition and Non-Solicitation Agreement in substantially the form set forth in Exhibit E hereto and otherwise in form and substance acceptable to Parent and its counsel shall have been executed and delivered by Parent and each of the Company’s Stockholders.

(j)  Escrow Agreement. The Stockholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement, substantially in the form of Exhibit C hereto.

(k)  Board Resignations. Parent shall have received from each Person who is, immediately prior to the Closing Date, a director of the Company or any of its Subsidiaries, his or her written resignation, effective as of the Closing Date, from such position.

(l)  Termination of Agreements. All agreements among the Stockholders relating to the Company shall have been terminated and of no further force or effect as of the Closing Date.

(m)  Lock-up and Trading Restriction Agreement of Stockholders. Each Stockholder shall have entered into a Lock-up and Trading Restriction Agreement with the Parent, substantially in the form of Exhibit F hereto.

(n)  Supporting Documents. On or prior to the Closing Date, Parent and its counsel shall have received copies of the following supporting documents:

(i)  (A) the Certificate of Incorporation of the Company certified as of a recent date by the Secretary of State of the state in which the Company is incorporated and (B) a certificate of the Secretary of State of the state in which the Company is incorporated as to the due incorporation and existence of the Company;

(ii)  a certificate of the Secretary of the Company, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification; (B) that the Certificate of Incorporation of the Company have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(B) above and (C) the resolutions of the board of directors of the Company approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(iii)  such additional supporting documents and other information with respect to the operations and affairs of the Company as Parent or its counsel may reasonably request; and

(iv)  a schedule of equity awards to be granted under the equity plan to be established by Parent pursuant to Section 6.09(d) hereof to employees of the Company who are not Stockholders in an aggregate amount not to exceed 1.4% of the outstanding share capital of the Parent immediately following the Closing.

All such documents shall be reasonably satisfactory in form and substance to Parent and its counsel.

(o)  Restricted Stock Agreements. Each of the Stockholders shall have executed Restricted Stock Agreements, substantially in the form of Exhibit G hereto.

Section 8.03.    Conditions Precedent to the Obligations of the Company and the Stockholders. The obligations of the Company and the Stockholders to consummate the transactions contemplated by this Agreement are subject, at the option of the Company and the Stockholders, to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a)  Accuracy of Representations and Warranties. The representations and warranties of Parent contained in this Agreement or in any certificate or document delivered to the Company and the Stockholders pursuant hereto shall be true and correct in all material respects (other than representations and warranties subject to “materiality” or “material adverse effect” qualifiers, which shall be true and correct in all respects) both when made and on and as of the Closing Date as though made at and as of the Closing Date (other than representations and warranties which address matters only as of a certain date which shall be so true and correct as of such certain date), and, if the Closing Date shall occur on a date other than the date hereof, Parent shall have so certified to the Company and the Stockholders in writing.

(b)  Compliance with Covenants. Parent shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and, if the Closing Date shall occur on a date other than the date hereof, Parent shall have so certified to the Company and the Stockholders in writing.

(c)  All Proceedings to Be Satisfactory. All proceedings to be taken by Parent in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and the Stockholders and their respective counsel, and the Company and the Stockholders and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(d)  No Material Adverse Change. There shall not have occurred since the date of this Agreement any Parent Material Adverse Effect, and Parent shall have so certified to the Company in writing.

(e)  Escrow Agreement. The Stockholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement, substantially in the form of Exhibit C hereto.

(f)  Trust Fund. Parent shall have made appropriate arrangements with the trustee holding the Trust Fund to have the Trust Fund, which shall contain no less than the amount referred to in Section 5.06, dispersed to Parent immediately upon the Closing.

(g)  Opinion of Counsel. The Company shall have received the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Parent, in substantially the form of Exhibit H hereto.

ARTICLE IX.

INDEMNIFICATION

Section 9.01.    Survival of Representations and Warranties. The representations and warranties set forth in Articles III, IV and V will survive until the one-year anniversary of the Closing Date, other than the representations and warranties set forth in Section 3.03 (Capitalization), Section 3.09 (Employee and Labor Matters), Section 3.12 (Environmental Matters), Section 3.14 (Taxes), and Section 4.03 (Title to Shares/Membership Interests), which shall survive until the expiration of the applicable statute of limitations. This Section 9.01 shall not limit any covenants or agreements of the parties hereto that by its terms contemplated performance after the Closing Date.

Section 9.02.    Tax Indemnity.

(a)  The Stockholders jointly and severally agree to and will indemnify, defend and hold harmless Parent, the Company, Blacklist and the Company Subsidiary, and their respective officers, directors, advisors, Affiliates, agents, employees and each Person, if any, who controls or may control Parent within the meaning of the Securities Act (the “Parent Indemnified Group”) from and against any and all Taxes incurred by, imposed upon or attributable to the Company, Blacklist or the Company Subsidiary or the assets thereof:

(i)  with respect to all taxable periods ending on or prior to the Closing Date;

(ii)  with respect to the portion of any taxable period treated as ending on the Closing Date pursuant to Section 6.06(b)(iii);

(iii)  described in Section 6.06(a);

(iv)  arising by reason of any breach or inaccuracy of any representation contained in Section 3.14 hereof or of any covenant or agreement of the Stockholders or the Company contained in Section 6.06 hereof;

(v)  by reason of being a successor in interest or transferee of another entity; and

(vi)  by reason of the liability of the Company pursuant to Treasury Regulation Section 1.1502 6(a) or any analogous or similar state, local or foreign law or regulation for any and all Taxes of any member of a consolidated, combined or unitary group of which the Company, Blacklist or the Company Subsidiary (or any predecessor) is or was a member prior to the Closing Date.

The Stockholders shall also pay and shall indemnify and hold harmless the members of the Parent Indemnified Group from and against any losses, damages, liabilities, obligations, deficiencies, costs and expenses (including, without limitation, reasonable expenses and fees for attorneys and accountants) (“Related Costs”) incurred in connection with the Taxes for which the Stockholders are responsible to indemnify the members of the Parent Indemnified Group pursuant to this Section 9.02(a) (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes) or the enforcement of this Section 9.02.

(b)  For purposes of this Section 9.02, any interest, penalty or additional charge included in Taxes shall be deemed to be a Tax for the period to which the item or event giving rise to such interest, penalty or additional charge is attributable, and not a Tax for the period during which such interest, penalty or additional charge accrues.

(c)  The indemnity provided for in this Section 9.02 shall be independent of any other indemnity provision hereof and, anything in this Agreement to the contrary notwithstanding, shall survive until sixty (60) days after the expiration of the applicable statutes of limitation, including any extensions thereof, for the Taxes referred to herein. Any Taxes and Related Costs subject to indemnification under this Section 9.02 shall not be subject to indemnification under Section 9.03 hereof. The provisions of Sections 9.03, 9.04 and 9.05 shall not apply to claims for indemnification made under this Section 9.02.

(d)  Any payments required pursuant to the foregoing provisions of Section 9.02 shall be paid by the Stockholders out of their own personal funds or, if consented to by Parent, may be made as an offset against future contingent payments as more fully described in Exhibit A hereto.

Section 9.03.    General Indemnity.

(a)  Subject to the terms and conditions of this Article IX, the Stockholders agree to and will, jointly and severally, indemnify, defend and hold the Parent Indemnified Group harmless from and against all demands or claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys’ fees and expenses (hereinafter collectively called “Damages”), asserted against, resulting to, imposed upon or incurred by the Company, the Company Subsidiary or Parent, by reason of, resulting from or arising out of:

(i)  a breach of any representation or warranty of the Company, the Company Subsidiary, Blacklist or any Stockholder contained in or made pursuant to this Agreement, or any facts or circumstances constituting such a breach, except as and to the extent that Section 9.02 above shall be applicable thereto, in which case the provisions of said Section 9.02 shall govern; and

(ii)  any breach of any covenant or agreement of the Company, the Company Subsidiary or any Stockholder contained in or made pursuant to this Agreement or the Escrow Agreement.

(b)  Subject to the terms and conditions of this Article IX, Parent agrees to and will indemnify, defend and hold the Company (prior to the Closing Date) and the Stockholders (following the Closing Date) harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by them by reason of or resulting from or arising out of (i) a breach of any representation or warranty of Parent contained in or made pursuant to this Agreement, or any facts or circumstances constituting such a breach, or (ii) any breach of any covenant or agreement of Parent contained in or made pursuant to this Agreement.

Section 9.04.    Conditions of Indemnification. The respective obligations and liabilities of the Stockholders, on the one hand, and Parent, on the other hand (herein sometimes called the “indemnifying party”), to the other (herein sometimes called the “party to be indemnified” or the “indemnified party”) with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(a)  within 30 days after receipt of notice of commencement of any action or the assertion of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading (provided that failure so to notify the indemnifying party of the assertion of a claim within such period shall not affect its indemnity obligation hereunder except as and to the extent that such failure shall adversely affect the defense of such claim), and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing;

(b)  in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof;

(c)  anything in this Section 9.04 to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the indemnified party shall not, without the prior written consent of the indemnifying party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnifying party a release from all liability in respect of such claim; and

(d)  in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.

In the event that the “indemnifying party” or the “party to be indemnified” as described in this Section 9.04 is the Stockholders as a group, then any notices required to be given to or by, and all other actions or decisions required to be taken or made by, such “indemnifying party” or the “party to be indemnified” as provided in this Section 9.04, may be given to or by, or may be taken or made by, the Stockholders’ Representative.

Section 9.05.    Threshold for Damages. Except in the case of Damages in respect of fraud, the representations set forth in Section 3.03 (Capitalization), Section 3.09 (Employee and Labor Matters), Section 3.12 (Environmental Matters), Section 3.14 (Taxes), Section 4.03 (Title to Shares/Membership Interests), Section 5.02 (Capitalization), Section 5.13 (Employee Benefit Plans), Section 5.17 (Taxes) and Section 5.18 (Environmental Matters), an Indemnified Person may not make a claim for Damages until the aggregate amount of claims by Indemnified Persons exceeds $500,000; provided, however, that once the aggregate amount of Damages of Indemnified Persons exceed such threshold amount, then the Indemnified Persons shall have the right to recover the full amounts due without regard to the threshold. In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of the Stockholders or the Company shall be disregarded.

Section 9.06.    Escrow Funds. On the Closing Date, Parent shall deliver the Cash Escrow Amount, the Stock Escrow Amount and the Stock Contingent Consideration to the Escrow Agent. The Cash Escrow Amount and the Stock Escrow Amount shall be held by the Escrow Agent in separate accounts under the Escrow Agreement pursuant to the terms set forth therein and shall be available to compensate the Parent Indemnified Group pursuant to the indemnification obligations of the Stockholders. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, criminal activity, intentional misrepresentation or intentional misconduct, the Cash Escrow Amount and the Stock Escrow Amount shall be the sole remedy and source of recovery by the Parent Indemnified Group in connection with any breach of any representation, warranty, covenant or agreement made by the Company or the Stockholders under this Agreement. The Cash Escrow Amount and the Stock Escrow Amount shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

Section 9.07.    Exclusive Remedy. Except in the case of fraud, criminal activity, intentional misrepresentation or intentional misconduct, the sole and exclusive monetary remedy for any breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement or any Transaction Document shall be indemnification in accordance with this Article IX. Except as set forth above, and in furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Company, the Stockholders or Parent, as the case may be, arising under or based upon any federal, state or local Law.

ARTICLE X.

TERMINATION AND ABANDONMENT

Section 10.01.    Termination. This Agreement may be terminated at any time prior to the Closing or on the Closing Date:

(a)  by the mutual consent of the Company and Parent;

(b)  by Parent, on the one hand, or the Company, on the other hand, if the Closing shall not have occurred on or before October 11, 2008, or such later date as may be agreed upon by the parties hereto, provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to any party (a “Defaulting Party”) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in the failure of the Closing to occur on or before such date;

(c)  by either Parent or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination, which order, decree, ruling or other action is final and nonappealable;

(d)  by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or any Stockholder set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.02 would not be satisfied (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts within twenty (20) days and for so long as the Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 10.01(d);

(e)  by the Company or the Stockholders, upon breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.03 would not be satisfied (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable efforts within twenty (20) days and for so long as Parent continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 10.01(e); or

(f)  by either Parent or the Company, if, at the Parent Stockholders’ Meeting, including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Parent Stockholders’ Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s certificate of incorporation.

Section 10.02.    Procedure and Effect of Termination.

(a)  In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 10.01 above, written notice thereof shall forthwith be given to the other parties to this Agreement (other than in the event of an automatic termination as provided in such Section) and this Agreement (except for this Section and Sections 10.01 and 11.01, which shall continue) shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto

(b)  If this Agreement is terminated and/or abandoned as provided herein:

(i)  each party hereto will promptly redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

(ii)  all confidential information received by each party hereto with respect to the business of the other party shall be treated in accordance with Section 6.03 hereof;

(iii)  except as described in this Section 10.02, each party hereto shall bear its own costs and expenses; and

(iv)  no party shall have any liability or further obligation to any other party to this Agreement pursuant to this Agreement except as provided in this Article X.

(c)  If this Agreement is terminated by Parent pursuant to Section 10.01(d) or by the Company or the Stockholders pursuant to Section 10.01(e), then, unless such payment has already been made pursuant to the provisions of Section 6.04(b), the terminating party will be entitled to $2,000,000 due and payable within one (1) Business Day following termination of this Agreement as liquidated damages and not as a penalty amount, and in lieu of any other right or remedy that such party may have against the other parties to this Agreement for such breach.

ARTICLE XI.

MISCELLANEOUS

Section 11.01.    Expenses, Etc.

(a)  All Expenses shall be paid by the party incurring such Expenses, provided, however, that if the transactions contemplated hereby are consummated, then Parent shall pay the expenses incurred by the Company.

(b)  The Stockholders, on the one hand, and Parent, on the other hand, will indemnify the other and hold it or them harmless from and against any claims for finders’ fees or brokerage commissions in relation to or in connection with this Agreement as a result of any agreement or understanding between such indemnifying party and any third party.

Section 11.02.    Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient and deemed to be received if (i) on the date of delivery, if delivered personally, (ii) 3 days after mailing, if mailed by registered or certified mail, return receipt requested and postage prepaid, (iii) the day after mailing, if sent via a nationally recognized overnight courier service or (iv) the day after transmission, if sent via facsimile or e-mail confirmed in writing to the recipient, in each case as follows:

if to Parent, to:

Fortissimo Acquisition Corporation
14 Hamelacha Street
Park Afek PO Box 11704
Rosh Haayin 48091
Israel
Attention: Marc S. Lesnick
Telephone: 011-972-3-915-7466
Facsimile: 011-972-3-915-7411
E-mail: marc@ffcapital.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
399 Park Avenue
New York, New York 10022
Attention: Brian B. Margolis, Esq.
Telephone: (212) 937-7239
Facsimile: (212) 230-8888
E-mail: brian.margolis@wilmerhale.com

if to the Company, to:

Psyop, Inc.
124 Rivington Street
New York, NY 10002
Attention: Sandy Selinger
Telephone: (212) 533-9055
Facsimile: (212) 533-9112
E-mail: sandy@psyop.tv

with a copy (which shall not constitute notice) to:

Graubard Miller
405 Lexington Avenue
New York, NY 10174
Attention: David A. Miller, Esq.
Telephone: 212-818-8661
Facsimile: 646-227-5439
E-mail: dmiller@graubard.com

if to any Stockholder, to the address appearing under the name of such Stockholder in Schedule I hereto;

or such other address or addresses as any party shall have designated by notice in writing to the other parties.

Section 11.03.    Waivers. Either the Stockholders’ Representative, on the one hand, or Parent, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 11.04.  Amendments, Supplements, Etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by Parent, the Company and the Stockholders’ Representative.

Section 11.05.  Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.06.  Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the law of the State of New York other than conflicts of law principles thereof directing the application of any law other than that of New York. Courts within the State of New York, County of New York or the United States District Court for the Southern District of New York will have jurisdiction over all disputes between the parties hereto arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby. The parties hereby consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereto waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

Section 11.07.  Waiver of Jury Trial. Each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

Section 11.08.  Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 11.09.  Counterparts. This Agreement may be executed and delivered (including delivery by facsimile or e-mail transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.10.  Entire Agreement. This Agreement (including the Exhibits and the Company Disclosure Schedule), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

Section 11.11.  Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.12.  Assignability. Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto, except (i) in the case of Parent, to any Person who shall acquire substantially all of the assets of Parent or a majority of the voting securities of Parent, whether pursuant to a merger, consolidation, sale of stock or otherwise, and (ii) in the case of an individual Stockholder, to the estate of such Stockholder upon death.

Section 11.13.  Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the day and year first above written.

FORTISSIMO ACQUISITION CORP.

By:	/s/ Yuval Cohen
Name: Yuval Cohen
Title: CEO & President

FAC ACQUISITION SUB CORP.

By:	/s/ Marc Lesnick
Name: Marc Lesnick
Title: Vice President

PSYOP, INC.

By:	/s/ Justin Booth-Clibborn
Name: Justin Booth-Clibborn
Title: Chief Executive Officer

PSYOP SERVICES, LLC

By:	/s/ Justin Booth-Clibborn
Name: Justin Booth-Clibborn
Title: Member and Chief Executive Officer

/s/ Justin Booth-Clibborn
JUSTIN BOOTH-CLIBBORN

/s/ Hejung Marie Hyon
HEJUNG MARIE HYON

/s/ Justin Lane
JUSTIN LANE

/s/ Kylie Matulick
KYLIE MATULICK

/s/ Eben Mears
EBEN MEARS

/s/ Robert Todd Mueller
ROBERT TODD MUELLER

/s/ Samuel Selinger
SAMUEL SELINGER

/s/ Marco Spier
MARCO SPIER

/s/ Christopher Staves
CHRISTOPHER STAVES

STOCKHOLDERS’ REPRESENTATIVE

By:	/s/ Justin Booth-Clibborn
Justin Booth-Clibborn

EXHIBIT A

Contingent Consideration

§1. Definitions.

§1.1. Defined Terms. In addition to the terms defined elsewhere in this Exhibit A, when used in this Exhibit A, the following terms shall have the meanings specified therefor below:

“Actual EBITDA” means actual EBITDA of the Company for an Annual Contingent Consideration Period, as determined in accordance with the definition of “EBITDA” set forth in this Section 1.1 of Exhibit A.

“Annual EBITDA Percentage” has the meaning set forth in Section 2(a)(ii)(2).

“Annual EBITDA Target” means $4,700,000, $7,000,000 and $10,000,000, with respect to the Annual Contingent Consideration Periods ending December 31, 2008, December 31, 2009 and December 31, 2010, respectively, as set forth in Table A.

“Actual Revenue” has the meaning set forth in Section 2(a)(i)(1).

“Annual Revenue Percentage” has the meaning set forth in Section 2(a)(i)(2).

“Annual Revenue Target” means $31,000,000, $48,000,000 and $59,000,000, with respect to the Annual Contingent Consideration Periods ending December 31, 2008, December 31, 2009 and December 31, 2010, respectively, as set forth in Table A.

“Contingent Consideration Certificate” has the meaning set forth in Section 2(c).

“Contingent Consideration Dispute Resolution Period” has the meaning set forth in Section 2(d).

“Contingent Consideration Objection Certificate” has the meaning set forth in Section 2(d).

“Contingent Consideration Objection Deadline” has the meaning set forth in Section 2(d).

“Contingent Consideration Payment Date” has the meaning set forth in Section 2(f).

“Determination Date” means April 15, 2009, with respect to the Annual Contingent Consideration Period ending December 31, 2008, April 15, 2010, with respect to the Annual Contingent Consideration Period ending December 31, 2009 and April 15, 2011, with respect to the Annual Contingent Consideration Period ending December 31, 2010.

“Disqualifying Termination” has the meaning set forth in Section 2(b).

“EBITDA” means earnings before interest, taxes, depreciation and amortization, as calculated in accordance with GAAP to the extent that GAAP applies; provided, however, that with respect to the calculation of Actual EBITDA for the Annual Contingent Consideration Period ending December 31, 2008, EBITDA shall be adjusted to exclude the following items from expenses: (i) up to an aggregate of $750,000 in costs incurred by the Company in connection with (A) the Closing and (B) those legal, accounting and other similar costs incurred by the Company solely as a result of its operation as a public company (ii) up to an aggregate of $375,000 of general and administrative costs incurred in connection with the establishment of a new office in Los Angeles, CA, and (iii) up to an aggregate of $330,000 in costs associated with market research and investments in new business initiatives.

“Independent Accountant” means an independent nationally recognized accounting firm selected in writing by the Stockholders’ Representative and the Parent.

“Pro Rata Allocated Additional Cash Consideration” has the meaning set forth in Section 2(b).

“Pro Rata Allocated Additional Stock Consideration” has the meaning set forth in Section 2(b).

§1.2. Other Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms in the Agreement of which this Exhibit A forms a part.

§2. Contingent Consideration.

(a)  With respect to each Annual Contingent Consideration Period, each Stockholder shall be eligible to receive additional contingent consideration as set forth below:

(i)  Revenue-Based Consideration:

1)
If revenue, as calculated in accordance with GAAP, for an Annual Contingent Consideration Period (the “Actual Revenue”) equals or exceeds 125% of the Annual Revenue Target for such fiscal year, then (1) the number of shares of Parent Common Stock equal to the Maximum Revenue Contingent Stock for such Stockholder with respect to such fiscal year, as set forth in Table B, shall vest and (2) such Stockholder shall receive an amount in cash equal to such Stockholder’s Maximum Revenue Contingent Cash with respect to such fiscal year, as set forth in Table B.

2)
If the Actual Revenue for a fiscal year equals or exceeds 70% and is less than 125% of the Annual Revenue Target for such fiscal year, then (1) with respect to each Stockholder, a number of shares of Parent Common Stock shall vest equal to the product of (A) such Stockholder’s Maximum Revenue Contingent Stock for such fiscal year, as set forth in Table B, and (B) (i) the Actual Revenue for such fiscal year divided by (ii) 125% of the Annual Revenue Target for such fiscal year (the “Annual Revenue Percentage”) and (2) each Stockholder shall receive an amount in cash equal to the product of (A) the Stockholder’s respective Maximum Revenue Contingent Cash for such fiscal year, as set forth in Table B, and (B) the Annual Revenue Percentage for such fiscal year; and any remainder of such Stockholder’s Maximum Revenue Contingent Stock or Maximum Revenue Contingent Cash shall be forfeited.

3)
If the Actual Revenue for a fiscal year is less than 70% of the Annual Revenue Target for such fiscal year, then (1) none of a Stockholder’s Maximum Revenue Contingent Stock for such fiscal year shall vest and all such shares shall be forfeited and (2) no Stockholder shall receive any cash payment with respect to his or her Maximum Revenue Contingent Cash for such fiscal year and such Maximum Revenue Contingent Cash shall be forfeited.

4)
The Annual Revenue Target and the aggregate Maximum Revenue Contingent Stock for all Stockholders for each fiscal year are set forth on Table A below. Each Stockholder’s Maximum Revenue Contingent Stock and Maximum Revenue Contingent Cash by fiscal year are set forth on Table B below and are calculated by multiplying each of the Maximum Revenue Contingent Stock and Maximum Revenue Contingent Cash for such fiscal year by the Company ownership percentage of such Stockholder, as set forth in Table D below.

(ii)  EBITDA-Based Consideration:

1)
If Actual EBITDA for an Annual Contingent Consideration Period  equals or exceeds 125% of the Annual EBITDA Target for such fiscal year, then (1) the number of shares of Parent Common Stock equal to the Maximum EBITDA Contingent Stock for such fiscal year with respect to such Stockholder, as set forth on Table C, shall vest and (2) such Stockholder shall receive an amount in cash equal to such Stockholder’s Maximum EBITDA Contingent Cash for such fiscal year, as set forth in Table C.

2)
If the Actual EBITDA for a fiscal year equals or exceeds 70% and is less than 125% of the Annual EBITDA Target for such fiscal year, then (1) with respect to each Stockholder, a number of shares of Parent Common Stock shall vest equal to the product of (A) such Stockholder’s Maximum EBITDA Contingent Stock for such fiscal year, as set forth on Table C, and (B) (i) the Actual EBITDA for such fiscal year divided by (ii) 125% of the Annual EBITDA Target for such fiscal year (the “Annual EBITDA Percentage”) and (2) each Stockholder shall receive an amount in cash equal to the product of (A) the Stockholder’s respective Maximum EBITDA Contingent Cash for such fiscal year, as set forth on Table C, and (B) the Annual EBITDA Percentage for such fiscal year; and any remainder of such Stockholder’s Maximum EBITDA Contingent Stock or Maximum EBITDA Contingent Cash shall be forfeited.

3)
If the Actual EBITDA for a fiscal year is less than 70% of the Annual EBITDA Target for such fiscal year, then (1) none of a Stockholder’s Maximum EBITDA Contingent Stock for such fiscal year shall vest and all such shares shall be forfeited and (2) no Stockholder shall receive any cash payment with respect to his or her Maximum EBITDA Contingent Cash for such fiscal year and such Maximum EBITDA Contingent Cash shall be forfeited.

4)
The Annual EBITDA Target and the aggregate Maximum EBITDA Contingent Stock for all Stockholders for each fiscal year are set forth on Table A below. Each Stockholder’s Maximum EBITDA Contingent Stock and Maximum EBITDA Contingent Cash by fiscal year are set forth on Table C below and are calculated by multiplying each of the Maximum EBITDA Contingent Stock and Maximum EBITDA Contingent Cash for such fiscal year by the Company ownership percentage of such Stockholder, as set forth in Table D below.

TABLE A1 Revenue and EBITDA Targets by Fiscal Year
Fiscal Year Ended	December 31, 2008	December 31, 2009	December 31, 2010
Annual Revenue Target ($)	$31,000,000	$48,000,000	$59,000,000
Maximum Revenue Contingent Stock (shares)	288,850.38	288,850.38	216,637.78
Maximum Revenue Contingent Cash ($)	$833,333.33	$833,333.33	$625,000.00
Annual EBITDA Target ($)	$4,700,000	$7,000,000	$10,000,000
Maximum EBITDA Contingent Stock (shares)	288,850.38	288,850.38	216,637.78
Maximum EBITDA Contingent Cash ($)	$833,333.33	$833,333.33	$625,000.00

1  The numbers in these tables assume (1) $5.77 stock price (Trailing Closing Average Price), (2) $11M total contingent consideration ($4M in 2008, $4M in 2009 and $3M in 2010), (3) cash/stock split = 1/3 and 2/3, (4) Revenue/EBITA split = 1/2 and 1/2. Numbers in tables B and C don’t add due to rounding.

TABLE B5 Stockholder Maximum Revenue Contingent Stock and Maximum Revenue Contingent Cash by Fiscal Year
	Maximum Revenue Contingent Stock (shares)			Maximum Revenue Contingent Cash ($)
Fiscal Year	2008	2009	2010	2008	2009	2010
Justin Booth-Clibborn	12,145.93	12,145.93	9,109.44	$35,041.00	$35,041.00	$26,280.75
Hejung Marie Hyon	50,769.97	50,769.97	38,077.48	$146,471.37	$146,471.37	$109,853.53
Justin Lane	9,109.44	9,109.44	6,832.08	$26,280.75	$26,280.75	$19,710.56
Kylie Matulick	32,368.89	32,368.89	24,276.67	$93,384.26	$93,384.26	$70,038.19
Eben Mears	50,769.97	50,769.97	38,077.48	$146,471.37	$146,471.37	$109,853.53
Robert Todd Mueller	50,769.97	50,769.97	38,077.48	$146,471.37	$146,471.37	$109,853.53
Samuel Selinger	11,903.01	11,903.01	8,927.26	$34,340.18	$34,340.18	$25,755.13
Marco Spier	50,769.97	50,769.97	38,077.48	$146,471.37	$146,471.37	$109,853.53
Christopher Staves	20,243.21	20,243.21	15,182.41	$58,401.66	$58,401.66	$43,801.25
Maximum Total	288,850.38	288,850.38	216,637.78	$833,333.33	$833,333.33	$625,000.00

TABLE C Stockholder Maximum EBITDA Contingent Stock and Maximum EBITDA Contingent Cash by Fiscal Year
	Maximum EBITDA Contingent Stock (shares)			Maximum EBITDA Contingent Cash ($)
Fiscal Year	2008	2009	2010	2008	2009	2010
Justin Booth-Clibborn	12,145.93	12,145.93	9,109.44	$35,041.00	$35,041.00	$26,280.75
Hejung Marie Hyon	50,769.97	50,769.97	38,077.48	$146,471.37	$146,471.37	$109,853.53
Justin Lane	9,109.44	9,109.44	6,832.08	$26,280.75	$26,280.75	$19,710.56
Kylie Matulick	32,368.89	32,368.89	24,276.67	$93,384.26	$93,384.26	$70,038.19
Eben Mears	50,769.97	50,769.97	38,077.48	$146,471.37	$146,471.37	$109,853.53
Robert Todd Mueller	50,769.97	50,769.97	38,077.48	$146,471.37	$146,471.37	$109,853.53
Samuel Selinger	11,903.01	11,903.01	8,927.26	$34,340.18	$34,340.18	$25,755.13
Marco Spier	50,769.97	50,769.97	38,077.48	$146,471.37	$146,471.37	$109,853.53
Christopher Staves	20,243.21	20,243.21	15,182.41	$58,401.66	$58,401.66	$43,801.25
Maximum Total	288,850.38	288,850.38	216,637.78	$833,333.33	$833,333.33	$625,000.00

TABLE D Stockholder Ownership Percentages*
Stockholder	Percentage
Justin Booth-Clibborn	4.20%
Hejung Marie Hyon	17.58%
Justin Lane	3.15%
Kylie Matulick	11.21%
Eben Mears	17.58%
Robert Todd Mueller	17.58%
Samuel Selinger	4.12%
Marco Spier	17.58%
Christopher Staves	7.00%
* Ownership is calculated as of the date of the Closing.

(b)  Allocation of Maximum Revenue Contingent Cash, Maximum EBITDA Contingent Cash, Maximum Revenue Contingent Stock and Maximum EBITDA Contingent Stock upon termination of employment of a Stockholder:

(i)  Pursuant to the terms of the Restricted Stock Agreements, if (i) Parent terminates a Stockholder’s employment for Cause (as defined in the Employment Agreements) or (ii) a Stockholder terminates his or her employment with Parent without Good Reason (as defined in the Employment Agreements) at any time prior to the last day of the applicable Annual Contingent Consideration Period (each a “Disqualifying Termination”),

1)
(A) all shares of Parent Common Stock that are Maximum Revenue Contingent Stock and Maximum EBITDA Contingent Stock issued to such Stockholder and that have not vested pursuant to this Exhibit A as of the date of such termination of employment shall be forfeited automatically immediately following the date of termination of employment and reallocated to the remaining Stockholders as provided in Section 2(b)(i)(2) below and (B) any Maximum EBITDA Contingent Cash and Maximum Revenue Contingent Cash that could have been earned for the Annual Contingent Consideration Period in which the termination of employment occurs and any subsequent Annual Contingent Consideration Periods shall be forfeited automatically immediately following the date of termination of employment and reallocated to the remaining Stockholders as provided in Section 2(b)(i)(2) below.

2)
Upon the Disqualifying Termination of a Stockholder, such Stockholder’s remaining Maximum EBITDA Contingent Cash, Maximum Revenue Contingent Cash, Maximum Revenue Contingent Stock and Maximum EBITDA Contingent Stock that has not vested, shall be redistributed among the remaining Stockholders as follows: (I) additional Maximum Revenue Contingent Stock and Maximum EBITDA Contingent Stock shall be allocated to each Stockholder who remains employed by Parent on the date of such terminated Stockholder’s termination equal to the product of (i) the number of shares of forfeited Parent Common Stock and (ii) (A) the respective percentages set forth on Table D opposite the name of each Stockholder who remains employed by Parent, divided by (B) one minus the percentage set forth on Table D opposite the terminated Stockholder’s name (the “Pro Rata Allocated Additional Stock Consideration”) and (II) additional cash consideration shall be allocated to each Stockholder who remains employed by Parent on the date of such terminated Stockholder’s termination equal to the product of (i) the Maximum Revenue Contingent Cash and Maximum EBITDA Contingent Cash forfeited and (ii) (A) the respective percentages set forth on Table D opposite the name of each Stockholder who remains employed by Parent, divided by (B) one minus the percentage set forth opposite the terminated Stockholder’s name (the “Pro Rata Allocated Additional Cash Consideration”).

3)
To the extent the Annual EBITDA Target and/or Annual Revenue Targets are achieved for an Annual Contingent Consideration Period, Parent shall pay to each remaining Stockholder, in accordance with Section 2(a) above, all or a portion of such Stockholder’s Pro Rata Allocated Additional Stock Consideration and Pro Rata Allocated Additional Cash Consideration on the Contingent Consideration Payment Date for such Annual Contingent Consideration Period, provided that Parent has not terminated such Stockholder’s employment for Cause or such Stockholder has not terminated his or her employment with Parent without Good Reason at any time during such Annual Contingent Consideration Period.

(ii)  If a Stockholder’s employment is terminated at any time prior to the last day of the applicable Annual Contingent Consideration Period under circumstances other than a Disqualifying Termination, then such Stockholder shall continue to be eligible to receive Maximum EBITDA Contingent Cash, Maximum Revenue Contingent Cash, Maximum Revenue Contingent Stock and Maximum EBITDA Contingent Stock, to the extent the Annual EBITDA Target and/or Annual Revenue Targets are achieved for the applicable Annual Contingent Consideration Period, in accordance with Section 2(a) above, as though such Stockholder was still employed by Parent.

(c)  No later than the applicable Determination Date with respect to each Annual Contingent Consideration Period, Parent will deliver to the Stockholders’ Representative (i) a statement that includes each element of the calculation of the Contingent Consideration for such Annual Contingent Consideration Period and (ii) a certificate of Parent’s Chief Financial Officer certifying on behalf of Parent that the calculation of the Contingent Consideration (or the calculation that no Contingent Consideration is due pursuant to this Exhibit A) was made in accordance with the terms of this Exhibit A (such statement and certificate being referred to as the “Contingent Consideration Certificate”). The Stockholders’ Representative will be given prompt access to the records and working papers relating to the calculation of such amount of Contingent Consideration that the Stockholders’ Representative reasonably requests solely for the purpose of verifying the calculations and information contained in or accompanying the Contingent Consideration Certificate. All information obtained by the Stockholders’ Representative shall be deemed to be confidential information of Parent subject to the restrictions of the Confidentiality Agreement, and shall not be disclosed or made use of by the Stockholders’ Representative other than for the limited purposes of enforcing, and to the extent necessary to enforce, the Stockholders’ rights under this Agreement.

(d)  The amount of any Contingent Consideration (or the calculation and statement that no Contingent Consideration is due under this Exhibit A) set forth in the Contingent Consideration Certificate shall be binding on the Stockholders, unless the Stockholders’ Representative presents to Parent within 20 days after receipt of such Contingent Consideration Certificate (the “Contingent Consideration Objection Deadline”) written notice of the disagreement specifying in reasonable detail the nature and extent of the disagreement and the Stockholders’ Representative’s calculation of the amount of Contingent Consideration (including a statement with each element of the Stockholders’ Representative’s calculation thereof (the “Contingent Consideration Objection Certificate”)). Parent and the Stockholders’ Representative shall attempt in good faith during the 30 days immediately following Parent’s timely receipt of the Contingent Consideration Objection Certificate to resolve any disagreement with respect to such amount of Contingent Consideration (the “Contingent Consideration Dispute Resolution Period”).

(e)  If, at the end of the Contingent Consideration Dispute Resolution Period, Parent and the Stockholders’ Representative have not resolved all disagreements with respect to the calculation of the Contingent Consideration for the applicable Annual Contingent Consideration Period, Parent and the Stockholders’ Representative will refer the items of disagreement for determination to the Independent Accountant, and the parties will be reasonably available and work diligently to facilitate the Independent Accountant rendering a determination within the 20-day period immediately following the referral to the Independent Accountant. A determination by the Independent Accountant with respect to any item of disagreement submitted to it will be binding on Parent and the Stockholders. The Independent Accountant, Parent and Stockholders’ Representative will enter into such engagement letters as required by the Independent Accountant to perform the duties required under this Section (e). The fees and expenses of the Independent Accountant under this Section (e) shall be shared equally by Parent on the one hand and the Stockholders on the other, provided that, if the Independent Accountant determines that one party has adopted a position(s) that is frivolous or clearly without merit, the Independent Accountant may, in its discretion, assign a greater portion of such fees and expenses to such party.

(f)  If any amount of Contingent Consideration is payable under this Exhibit A, promptly following the expiration of the Contingent Consideration Objection Deadline, if no objection to the Contingent Consideration Certificate is made, or immediately upon final resolution of any dispute relating to the Contingent Consideration Certificate or Contingent Consideration pursuant to this Exhibit A (the applicable “Contingent Consideration Payment Date”), (i) the Escrow Agent shall distribute the Stock Contingent Consideration pursuant to the terms of the Escrow Agreement and Parent shall pay, within 5 Business Days thereafter, the Cash Contingent Consideration for the applicable Annual Contingent Consideration Period, less any amounts required to be reimbursed by the Stockholders under Section (e), to the Stockholders’ Representative on behalf of and for the account of the Stockholders.